 As filed with the Securities and Exchange Commission on February 8, 2001
                                                      Registration No. 333-46494
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                              AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                             PRIMAL SOLUTIONS, INC.
              (Exact name of Small Business Issuer in its Charter)

                                --------------
        Delaware                      7372                  36-4170318
     (State or Other      Primary Standard Industrial    (I.R.S. Employer
      Jurisdiction         Classification Code Number  Identification No.)
   of Incorporation or
      Organization)

                            18881 Von Karman Avenue
                                   Suite 450
                            Irvine, California 92612
                                 (949) 260-1500
         (Address and telephone number of Principal Executive Offices)

                            18881 Von Karman Avenue
                                   Suite 450
                            Irvine, California 92612
     (Address of principal place of business or intended principal place of business)

                                --------------
                               Joseph R. Simrell
                            18881 Von Karman Avenue
                                   Suite 450
                            Irvine, California 92612
                                 (949) 260-1500
           (Name, Address and Telephone Number of Agent for Service)

                                with copies to:
       Bruce A. Cheatham, Esq.                  Randolf W. Katz, Esq.
   Winstead Sechrest & Minick P.C.                 Bryan Cave LLP
       5400 Renaissance Tower                     2020 Main Street
           1201 Elm Street                            Suite 600
         Dallas, Texas 75270                  Irvine, California 92614
           (214) 745-5213                          (949) 223-7000

                                --------------

   Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
  [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of                Proposed Maximum Proposed Maximum  Amount of
    Securities To Be     Amount To Be   Offering Price     Aggregate     Registration
       Registered         Registered      Per Share      Offering Price      Fee
-------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................. 19,660,453(1)     $0.16(2)      $3,145,672.40     $830.46
-------------------------------------------------------------------------------------
Total Amount Due........                                                   $830.46
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

(1) Shares of common stock of the registrant being distributed to securityholders of Avery Communications, Inc.
(2) Based on the fair market value on an OTCBB marketable minority interest basis, solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              Subject to Completion, Dated February 8, 2001

PROSPECTUS

                            PRIMAL SOLUTIONS, INC.

                       13,189,931 Shares of Common Stock

   This prospectus relates to the distribution by Avery Communications, Inc., of 13,189,931 shares of our common stock to the holders of record on February 12, 2001, of shares of Avery's common stock, series a, b, c, d and e preferred stock and convertible note. Avery is making the distribution of our common stock pursuant to the terms of the Primal Solutions, Inc. Preliminary Distribution Agreement, dated July 31, 2000.

   As a result of making the distribution, Avery may be deemed to be an underwriter of the Primal shares.

   After the distribution, we will be a separate company, no longer owned in any way by Avery.

   Certificates evidencing the 13,189,931 shares of our common stock will be distributed by mail within a reasonable time after the distribution date.

   There is no current market for our shares of common stock.

                               ----------------

   Ownership of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

                               ----------------

   The information contained in this prospectus is not complete and may be changed. We may not sell any shares of the common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

               The date of this prospectus is

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY....................................................................   1
RISK FACTORS...............................................................   3
A NOTE ABOUT FORWARD--LOOKING STATEMENTS...................................  12
USE OF PROCEEDS............................................................  12
CAPITALIZATION.............................................................  13
THE PRIMAL DISTRIBUTION....................................................  14
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION
TO AVERY'S STOCKHOLDERS....................................................  30
MARKET INFORMATION.........................................................  31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS..................................................  32
BUSINESS...................................................................  39
LEGAL PROCEEDINGS..........................................................  49
MANAGEMENT.................................................................  50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  53
LIMITATION OF LIABILITY AND INDEMNIFICATION................................  53
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL
HOLDERS....................................................................  56
DESCRIPTION OF CAPITAL STOCK...............................................  58
WHERE YOU CAN FIND MORE INFORMATION........................................  58
EXPERTS....................................................................  58

                                    SUMMARY

   Primal, and its subsidiary Wireless Billing Systems, develops, markets and supports customer management and billing software (CM&B), customer analytics software, and switch mediation software for providers of voice and data over IP and wireless networks. Voice over IP, also known as Internet Telephony, is the transmission of voice communications over public or private networks, using Internet Protocol, commonly referred to as IP. Internet Protocol is the process by which data is transmitted from one computer to another on the Internet. Wireless communications, such as cellular and paging, utilize radio frequency to transmit and receive voice and data services.

   Primal's software products, Connect CCB(TM) for customer management and billing, Access IM(TM) for switch mediation, and Outfront CRM(TM) for customer analytics, form an integrated product suite which enables communications service providers to manage all aspects of the customer relationship from one system, including mission critical functions such as account creation, service initiation, customer care and billing. It also collects the data necessary to track and analyze service usage on an individual customer basis. Primal's integrated product suite can support both start-up service providers, with few customers, as well as large established service providers with millions of customers, across both IP and Wireless networks. Primal software operates with telecommunications equipment from major manufacturers such as Cisco Systems, Inc., Lucent Technologies Inc., and Nortel Networks Inc. Primal's products currently support more than eleven million customers across our current base of more than 16 customers worldwide.

   Our principal executive offices are located at 18881 Von Karman Avenue, Suite 450, Irvine, California 92612, and our telephone number at that address is (949) 260-1500.

   The following summary answers certain questions you may have with respect to Avery's distribution of our common stock and highlights selected information from this registration statement that is important to you. We encourage you to read the entire registration statement.

Q: What will happen in the distribution?

A: Avery will distribute our common stock on the basis of one share of our common stock for each share of Avery common stock outstanding on the record date. Avery will also distribute one share of our common stock to the holders of Avery's series a, b, c, d and e preferred stock and to the holder of Avery's convertible note on an "if converted" basis. In other words, each holder of those securities will receive one share of our common stock for each share of Avery common stock that they would have held on the record date for the distribution if those securities had been converted into Avery common stock prior to that date. Avery will also exchange 6,207,026 shares of our common stock in redemption for 4,799,259 shares of Avery series g preferred stock, all of which Avery series g preferred stock is held collectively by John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, and Sanjay Gupta, who referred to collectively in this prospectus as the Old Primal Stockholders. After the distribution, we will be a separate company, no longer owned in any way by Avery.

Q: Why is Avery undertaking the distribution?

A: Avery intends to develop and pursue business opportunities which will have, as compared to the business currently carried out by us, differences with respect to markets and capital requirements and will require a different business plan. Avery's board of directors believes that separating our software development business from Avery's intended businesses will allow each company to expand its business more rapidly, as well as pursue strategies and focus on objectives appropriate to its business. For a more detailed discussion of the reasons for the distribution, see page 14. Please note that our business will not substantially change as a result of the distribution.

Q: Do I have to pay federal income taxes on the receipt of Primal common stock?

A: You may be required to pay federal income taxes on receipt of your common stock. The distribution will be treated as a dividend for federal income tax purposes. You should read the discussion under the caption "Material Federal Income Tax Consequences of the Distribution to Primal's Stockholders" for a more detailed description of the federal income tax consequences of the distribution.

Q: Where will Primal common stock be quoted?

A: We expect that our common stock will be quoted on the OTC Bulletin Board. In order for our common stock to be eligible to be traded on the OTC Bulletin Board we will need to make filings pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and be sponsored by a broker-dealer who is a member of the National Association of Securities Dealers, Inc.

Q: When will the distribution occur?

A: We expect the distribution to occur on or about February 12, 2001.

Q: What will our business be after the distribution?

A: Following the distribution, Primal will continue to develop and license telecommunications software to provide customer care and billing systems, mediation systems and customer analytics systems to telecommunications carriers.

Q: Will we compete with Avery after the distribution?

A: Due to the differing businesses that each company plans to pursue, there will be no direct competition between Avery and Primal.

                                  RISK FACTORS

   Ownership of our common stock involves a high degree of risk, you should consider carefully the factors set forth below, as well as other information contained in this prospectus.

Risks related to our business

We have a limited history as a provider of customer management and billing, switch mediation, and customer analytics software. As a result it is difficult to evaluate our business and prospects.

   We were founded in 1996. We received our first revenues from licensing our customer management and billing, switch mediation, and customer analytics software products and performing related services in 1999. Until 1999, substantially all of our revenues were derived from performing consulting services unrelated to our software products. Sales of our software products and related services accounted for substantially all of our revenues in 1999 and 2000. Because we have a limited operating history as a provider of customer management and billing, switch mediation, and customer analytics software, it is difficult to evaluate our business and prospects.

We have not achieved profitability and expect to continue to incur net losses for at least the next several quarters.

   In order to become profitable, we must increase our revenues. We may not be able to increase or even maintain our revenues, and we may not achieve sufficient revenues or profitability in any future period. We incurred a net loss of $3,300,923 for the nine months ended September 30, 2000, net income of $280,920 and a net loss of $266,479 for the years ended December 31, 1999 and 1998. These results related to our predecessor company for the year ended December 31,1998, and the nine months ended September 30, 1999, and to Primal for the three months ended December 31, 1999, and the nine months ended September 30, 2000. We had an accumulated deficit of $2,342,164 as of September 30, 2000. We have not achieved profitability and expect to continue to incur net losses for the foreseeable future.

   In addition, we will need to generate significant revenues from the sales of Primal Connect CCB, Access IM, and Outfront CRM and reduce operating costs to achieve and maintain profitability. We expect that we will face increased competition, which will make it more difficult to increase our revenues. Even if we are able to increase revenues, we may experience price competition that will lower our gross margins and our profitability. Another factor that will lower our gross margins is any increase in the percentage of our revenues that is derived from indirect channels and from services, both of which generally have lower margins.

   If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We may need additional financing to maintain and expand our business, and financing may not be available on favorable terms, if at all.

   We expect to incur net losses for the foreseeable future. We may need additional funds to expand or meet all of our operating needs. We are actively seeking additional funds primarily through additional private equity or debt financings, as well as strategic financial partners. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. In addition, the issuance of debt securities could increase the risk or perceived risk of our company. We cannot, however, be certain that additional financing will be available to us on acceptable terms when required, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Our quarterly operating results may fluctuate in future periods and we may fail to meet expectations.

   Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, our operating results may be below the expectations of public market analysts and investors, and the price of our common stock may fall. Factors that could cause quarterly fluctuations include:

  . The timing of orders for our software. Customers typically order our products and services only after other vendors have provided the infrastructure for their telecommunications network. There can be delays in that process. It is therefore difficult for us to predict the timing of orders for our products and services by customers;

  . The ability of our customers to expand their telecommunications operations and increase their subscriber base, including their ability to obtain financing;

  . Changes in our pricing policies or competitive pricing by our competitors;

  . The timing of releases of new products by manufacturers of telecommunications equipment with which our products operate; and

  . The timing of product introductions by competitors.

   We have difficulty predicting the volume and timing of orders. For example, we expect an increasing percentage of our total revenues will come from licenses of Connect CCB, Access IM and Outfront CRM and related services, but the markets for these products are in their early stages of development and are therefore unpredictable. In any given quarter, we expect our sales to involve large financial commitments from a relatively small number of customers. As a result, the cancellation or deferral of even a small number of licenses of Connect CCB, Access IM and Outfront CRM would reduce our revenues, which would adversely affect our quarterly financial performance. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

Our lengthy sales cycle makes it difficult to anticipate the timing of sales, and revenue may vary from period to period.

   The sales cycle associated with the purchase of our products is lengthy, and the time between the initial proposal to a prospective customer and the signing of a license agreement can be as long as one year. Our products involve a commitment of capital that may be significant to the customer, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. These delays may reduce our revenue in a particular period without a corresponding reduction in our costs, which could hurt our results of operations for that period.

Our growth depends on the commercial acceptance of our recently introduced products, Connect CCB, Access IM, and Outfront CRM, and it is uncertain to what extent the market will accept these products.

   Our future growth depends on the commercial success of Connect CCB, Access IM, and Outfront CRM. Substantially all of our revenues are derived from licenses of Connect CCB, Access IM, and Outfront CRM, and related services. Our business will be harmed if our target customers do not adopt and purchase these software products. The market for Internet-based customer management and billing, switch mediation and customer analytics software is in its early stages of development. Our future financial performance will also depend on the successful development, introduction and customer acceptance of new and enhanced versions of these software products. We are not certain that our target customers will widely adopt and deploy these software products in their telecommunications operations. Our future revenues will also depend on our customers' licensing software for additional subscribers, users, or for additional call detail records. Their failure to do so could harm our business.

Our business may suffer if we do not increase market awareness of our products by expanding our sales capabilities.

   We sell our software products primarily through our direct sales force. Our financial success and our ability to increase revenues in the future may depend considerably upon the growth and productivity of our direct sales force, which has historically generated the majority of our revenues. This productivity and growth will depend to a large degree on our success in recruiting, training, and retaining sales people. There is a shortage of direct sales personnel with the skills and expertise necessary to sell our software products. Our ability to increase revenues significantly will suffer if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate. Upon the raising of additional financing, we expect to increase the size of our sales force to expand our capabilities.

   In addition, because we currently rely on direct sales for substantially all of our market opportunities, we may miss sales opportunities that are available through other sales distribution methods and other sources of leads, such as indirect sales channels, including system integrators, hardware platform and software applications developers and service providers, domestic and foreign resellers and value-added resellers. In the future, we intend to augment our direct sales channel through additional third-party distribution arrangements. However, there is no guarantee that we will successfully augment these arrangements or that the expansion of indirect sales distribution methods will increase revenues. We may be at a serious competitive disadvantage if we fail to enhance these indirect sales channels.

We may not be able to attract or retain a sufficient number of highly qualified professional services personnel, who assist our customers with the implementation of our software products.

   We believe that growth in our software product sales depends on our ability to provide our customers with professional services to assist with support, training, consulting and initial implementation of our software products and to educate third-party systems integrators in the use of our software products. As a result, we may need to increase the number of professional services personnel to meet these needs. New professional services personnel will require training and take time to reach full productivity. Competition for qualified professional services personnel with the appropriate knowledge is intense. We are in a new market and there are a limited number of people who have the necessary skills. To meet our customers' needs for professional services, we may also need to use more costly third-party consultants to supplement our own professional services group. In addition, we could experience delays in recognizing revenue if our professional services group falls behind schedule in implementing our products.

We have recently reduced operating costs in part by reducing staff. As a result, we may suffer further attrition and/or may not be able to recruit qualified personnel.

   In reducing our operating costs, we have recently reduced the size of our staff to levels more consistent with expected level of new business. The reduction in staff could result in further attrition of qualified personnel. In addition, in the future we may not be able to recruit the needed qualified personnel if the reduction causes our company to be perceived as an unstable employment environment. As a result, we may not be able to provide customers with the needed level of professional services which could result in the loss of customers and reduction in sales revenues.

We may be unable to maintain our existing customers and/or generate new sales if our software products do not continue to be enhanced and continue to integrate and operate successfully with the telecommunications equipment of the leading manufacturers.

   If we do not continue to improve our software products and develop new software products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we may be unable to maintain existing customers and/or attract new customers.

   Additionally, the success of our software products depends upon the continued successful integration and operation of our software products with the telecommunications equipment of the leading manufacturers. We currently target a customer base that uses a wide variety of telecommunications network infrastructure equipment and software platforms, which are constantly changing. As such, we must continually modify our software products as new telecommunications equipment is introduced. If our products fail to satisfy these demanding and rapidly changing technical challenges, our existing customers will be dissatisfied. As a result, we may be unable to generate future sales and our business will be materially adversely affected.

   We have in the past experienced delays in releasing new software products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our software products.

We incorporate software licensed from third parties into our customer management and billing and customer analytics software products, and any significant interruption in the availability of these third-party software products or defects in these products could harm our business in the short-term.

   Portions of our customer management and billing and customer analytics software products incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors. Any significant interruption in the availability of these third-party software products or defects in these products or future products could harm our sales unless and until we can secure another source. We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete, defective or incompatible with future versions of our software products or is not adequately maintained or updated. The absence of, or any significant delay in, the replacement of that functionality could result in delayed or lost sales and increased costs and could harm our business in the short-term.

We face intense competition from companies that may have greater resources than we do.

   The market for our products is very competitive. We expect competition to increase in the future. Our principal competitors include billing and customer care system providers, operation support system providers, system integrators and service bureaus, and the internal information technology departments of larger communications companies, which may elect to develop functionality's similar to those provided by our product in-house rather than buying them from outside suppliers.

   Many of our current and future competitors may have advantages over us, including:

  . longer operating histories;

  . larger customer bases;

  . substantially greater financial, technical, sales and marketing resources;

  . greater name recognition; and

  . ability to provide more easily a comprehensive hardware and software solution.

   Our current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third-parties that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If we fail to adapt to market demands and to compete successfully with existing and new competitors, our business and financial performance would suffer.

We depend on our intellectual property, and litigation regarding our intellectual property could harm our business.

   Unauthorized use or misappropriation of our intellectual property could seriously harm our business. Our intellectual property includes our proprietary technology, our trade secrets, patents, copyrights in our software products, and our trademarks. Our copyrights and patents are important to the protection of our software, and our trademarks are important to the protection of our company and product names. These copyrights, patents and trademarks discourage unauthorized use of our software and our company and product names and provide us with a way to enforce our rights in the event that this unauthorized use occurs. Third parties may infringe upon our intellectual property rights, and we may be unable to detect this unauthorized use or effectively enforce our rights. Furthermore, the laws of certain countries in which we sell our products do not protect our software products and intellectual property rights to the same extent as do the laws of the United States. In addition, any legal action that we may bring to protect our intellectual property rights could be expensive and distract management from day-to-day operations.

Claims by others that we infringe their proprietary technology could divert our resources, result in unexpected license fees and harm our business.

   Third parties could claim that our current or future products or technology infringe their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling our product offering. If we faced a claim relating to proprietary technology or information, we might seek to license technology or information, or develop our own, but we might not be able to do so. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling our products and could seriously harm our business.

Our business will suffer if our software contains errors or our software product development is delayed.

   We face possible claims and higher costs as a result of the complexity of our software products and the potential for undetected errors. Due to the importance of our Connect CCB customer management and billing software product to our customers' operations, undetected errors are of particular concern. Computer software such as ours always contains undetected errors. The implementation of Connect CCB, which we accomplish through our services division, typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with an implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project and to provide these services at reduced or no cost. If our software contains significant undetected errors or we fail to meet our customers' expectations or project milestones in a timely manner we could experience loss of or delay in revenues, loss of customers, injury to our reputation, legal actions by customers against us, and increased service and warranty costs.

   Our license agreements with our customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amount paid by the licensee to us for the product or service giving rise to the damages. However, all domestic and international jurisdictions may not enforce these limitations. We may encounter product liability claims in the future. Product liability claims, whether or not successful, brought against us could divert the attention of management and key personnel, could be expensive to defend and may result in adverse settlements and judgments.

Our revenues are generated from a limited number of customers and our customer base is concentrated and the loss of one or more of our customers could cause our business to suffer.

   A substantial portion of our license and services revenues has been, and is expected to continue to be, generated from a limited number of customers with large financial commitments. Our total revenues from our two largest customers during the year ended December 31, 1999, represented approximately 45% of total revenues. Two customers accounted for approximately 10% or more each of our total revenues for the nine months ended September 30, 2000. As a result, if a large contract is cancelled or deferred or an anticipated contract does not materialize, our business would be harmed.

With additional financing, our future success will depend on our ability to attract and retain additional personnel, particularly qualified sales personnel.

   With additional financing, we expect to hire additional sales, support, marketing, administrative and research and development personnel. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our business will not be able to grow if we cannot attract qualified personnel. Hiring qualified personnel is very competitive in our industry, particularly in the Orange County, California area, where Primal is headquartered, due to the limited number of people available with the necessary technical skills and understanding of the telecommunications industry.

Barriers to international expansion could limit our future growth.

   With additional financing, we expect to expand our international operations, but we may face significant barriers to this expansion. Our failure to manage our international operations effectively could limit the future growth of our business. International customers represented approximately 43% of our total revenue for the year ended December 31, 1999 and 26% of our total revenue for the nine months ended September 30, 2000. We conduct our international sales primarily through direct sales from our offices in the United States. Any expansion of our existing international operations and entry into additional international markets will require additional financing and significant management attention.

   Our international operations face numerous risks. Our products must be localized--customized to meet local user needs--in order to be sold in particular foreign countries. Developing local versions of our products for foreign markets is difficult and can take longer than we anticipate. We currently have limited experience in localizing products and in testing whether these localized products will be accepted in the targeted countries. In addition, we have only a limited history of marketing, selling and supporting our products and services internationally. As a result, we must hire and train experienced personnel to staff and manage our foreign operations. However, we may experience difficulties in recruiting and training an international staff. We must also be able to enter into strategic relationships with companies in international markets. If we are not able to maintain successful strategic relationships internationally or recruit additional companies to enter into strategic relationships, our future growth could be limited.

   We also face certain other risks inherent in conducting business internationally, such as:

  . difficulties and costs of staffing and managing international operations;

  . language and cultural differences;

  . difficulties in collecting accounts receivable and longer collection periods;

  . seasonal business activity in certain parts of the world;

  . fluctuations in currency exchange rates;

  . legal and governmental regulatory requirements;

  . trade barriers; and

  . potentially adverse tax consequences.

   Any of these factors could seriously harm our international operations and, consequently, our business.

   To date, a majority of our international revenue and costs have been denominated in United States dollars. However, future international revenue and costs may be denominated in currencies other than the United States dollar. We have not engaged in any foreign exchange hedging transactions, and we are therefore subject to foreign currency risk.

Following additional financing, we will need to manage our growth effectively.

   With additional financing, we expect our growth will place significant demands on management as well as on our administrative, operational and financial resources and controls. If we fail to manage our growth effectively, our business could be adversely affected. If we cannot effectively establish and improve our processes, we may not be able to manage our growth successfully.

If we acquire additional companies, products or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value or adversely affect our operating results.

   We may decide to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. The success of our acquisition program will depend on our ability to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other acquirers seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to us or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. We have limited resources and we can offer no assurance that we will succeed in consummating any additional acquisitions or that we will be able to integrate and manage any acquisitions successfully.

   We have no present commitments, understandings or plans to acquire other companies.

Risks related to customer management and billing, switch mediation, and customer analytics markets

If we fail to modify or improve our software products in response to evolving industry standards, our software products could rapidly become obsolete, which would harm our business.

   Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers.

   Our products are designed to work on a variety of hardware and software platforms used by our customers. However, our products may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments, accounting and other systems that our customers use. We must constantly modify and improve our products to keep pace with changes made to these platforms and to back-office applications and other Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may harm our business.

The telecommunications industry is experiencing consolidation, which may reduce the number of potential clients for our software.

   We cannot be certain that we will not lose clients as a result of industry consolidation. The telecommunications industry is experiencing significant consolidation. In the future, there may be fewer potential clients requiring customer management and billing, switch mediation, and customer analytics software products, increasing the level of competition for new customers. In addition, larger consolidated telecommunications companies have strengthened their purchasing power, which could create pressure on the prices and the margins we could realize. These companies are also striving to streamline their operations by combining different telecommunications systems and the related operations support systems into one system, reducing the number of vendors needed. We have sought to address this situation by continuing to market our products and services to new clients and by working with major carriers to provide products and services that they need to remain competitive.

If our clients do not receive sufficient financing, our business may be harmed.

   Some of our clients and potential clients are new entrants to the telecommunications market and have limited or no operating histories and limited financial resources. These clients often must obtain significant amounts of financing to pay for their spectrum licenses, fund operations and to deploy their networks. We frequently work with such companies prior to their receipt of financing. If these companies fail to receive adequate financing, particularly after we have begun working with them, our results of operations may be harmed.

Governmental regulations that limit the growth of the Internet or the telecommunications industry could reduce our potential market.

   The telecommunications carriers that constitute our clients are regulated at the federal, state and local levels. Federal and state regulations may inhibit the growth of the Internet or telecommunications industry, affect the development of Internet enhanced services of other markets, limit the number of potential clients for our services, impede our ability to offer competitive services to the Internet and telecommunications markets, or otherwise have a materially adverse effect on our business, financial condition, results of operations and cash flows.

   The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled services, such as wireless, wireline, data, and video. Those changes could in turn subject us to increased pricing pressures, decrease the demand for our products and services, increase our cost of doing business or otherwise have a materially adverse effect on our business, financial condition, results of operations and cash flows.

Government regulation of the collection and use of personal data could reduce demand for our Outfront CRM, our customer analytics product.

   Our product, Outfront CRM, connects to and analyzes data from various applications, including Internet applications, which enable businesses to capture and use information about their customers. Government regulations that limit our customers' use of this information could reduce the demand for this product. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. The European Union has required that its member states adopt legislation that imposes restrictions on the collection and use of personal data, and that limits the transfer of personally identifiable data to countries that do not impose equivalent restrictions. In the United States, the Children's Online Privacy Protection Act was enacted in October 1998. This legislation directs the Federal Trade Commission to regulate the collection of data from children on commercial websites. In addition, the Federal Trade Commission has begun investigations into the privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the Internet applications with which Outfront CRM operates, and could restrict the use of Outfront CRM in some e-commerce applications. This could reduce demand for Outfront CRM.

Risks related to this offering

Future sales of our common stock, including those shares issued in this offering, may depress our stock price.

   A significant number of shares of our common stock will be freely tradeable after the distribution date. If any of our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. In addition, such sales could create the perception in the public of difficulties or problems with our software products and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We do not intend to pay dividends; you will not receive funds without selling shares.

   We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares.

Because some stockholders will together own or have the right to vote 39.3% of our voting stock, the voting power of other stockholders may be limited.

   After this offering, it is anticipated that our executive officers and directors will beneficially own or control, directly or indirectly, outstanding shares of common stock, which in the aggregate will represent approximately 39.3% of the outstanding shares of common stock. As a result, if some of these persons or entities act together, they may have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combination. This may delay or prevent an acquisition or cause the market price of our stock to decline. Some of these persons or entities may have interests different than yours. For example, they may be more interested in selling Primal to an acquirer than other investors or may want us to pursue strategies that are different from the wishes of other investors.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of Primal.

   Our certificate of incorporation and bylaws contain provisions that could make it harder for a third party to acquire Primal without the consent of our board of directors. The acquirer will not be able to cumulate votes at a meeting, which will require the acquirer to hold more shares to gain representation on the board of directors than if cumulative voting were permitted. In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation.

   Furthermore, our board of directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of Primal. If the acquirer was discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

We believe that our common stock will trade only sporadically and is expected to experience in the future significant price and volume volatility, which substantially increases the risk of loss to persons owning our common stock.

   There has been no market for our common stock prior to this offering. At best, only a limited market is expected to develop for our common stock. Because of the potentially limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

Our common stock may become subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

   Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

                    A NOTE ABOUT FORWARD-LOOKING STATEMENTS

   The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under the caption "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from the distribution of our common stock by Avery.

                                 CAPITALIZATION

   The following table describes our long-term debt and capitalization as of September 30, 2000,

  . On an actual basis, and

  . On a pro forma basis to reflect the effects of the distribution agreement as if the distribution occurred on September 30, 2000.

   You should read this table along with Management's Discussion and Analysis of Financial Condition and Results of Operations, our consolidated financial statements and the related notes to them and the other financial information in this prospectus.

                                                         September 30, 2000
                                                       ------------------------
                                                         Actual      Pro Forma
                                                       -----------  -----------
                                                        (In thousands, except
                                                         share and per share
                                                                data)
Long-term debt, including current maturities.........  $ 2,255,915  $ 2,255,915
Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000
 shares authorized as pro forma; no shares issued and
 outstanding, pro forma..............................           --           --
Common stock, $0.01 par value per share, 1,000 shares
 authorized, 1,000 shares issued and outstanding,
 actual; $0.01 par value per share, 95,000,000 shares
 authorized, 20,346,957 outstanding, pro forma.......           10      203,470
Additional paid-in capital...........................    9,936,076   11,732,616
Accumulated deficit..................................   (2,342,164)  (2,342,164)
                                                       -----------  -----------
Total stockholders' equity...........................    7,593,922    9,593,922
                                                       -----------  -----------
Total long-term debt and capitalization..............  $ 9,849,837  $11,849,837
                                                       ===========  ===========

                            THE PRIMAL DISTRIBUTION

   The board of directors of Avery has approved the distribution of all the shares of Primal, its wholly owned subsidiary, to the stockholders of Avery.

   The distribution of the Primal shares will be taxable to Avery's securityholders. See "Material Federal Income Tax Consequences of the Distribution to Avery's Stockholders."

Reasons for the Distribution

   Avery has advised Primal that it is making the distribution for the following reasons.

   Avery intends to develop and pursue business opportunities which will have, as compared to the business currently carried out by Primal, differences with respect to markets and capital requirements and will require a different business plan. Primal's business will primarily involve the development and licensing of software used in the telecommunications industry to provide customer care systems, mediation systems and customer relationship management decision support systems to telecommunications carriers. Avery's ultimate objective is to enhance the value of its subsidiary, HBS Billing Services Company, which acts as a billing clearinghouse business for telecommunication companies. Avery believes that separating HBS Billing Services Company's billing clearinghouse business from Primal's telecommunications software business will allow each company to expand its business more readily, as well as pursue strategies and focus on objectives appropriate to its business.

   Avery has advised Primal that its board of directors approved the distribution for the following principal reasons.

   Investor Understanding. Debt and equity investors and securities analysts should be able to evaluate the financial performance of each company and their respective strategies better, thereby enhancing the likelihood that each will achieve appropriate market recognition. The stock of each of the two companies will also appeal to investors with differing investment objectives and risk tolerance, and will allow potential investors to focus their investments more directly to the areas of their primary interest.

   Management Focus. Primal's telecommunications software business and HBS Billing Services Company's billing clearinghouse business have different dynamics and business cycles, serve different marketplaces and customer bases, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. Avery believes that separating its businesses into independent public companies, each with its own management team and board of directors, is necessary to address current and future management issues and considerations that result from operating these diverse businesses within a single company. The separation will enable the management of each business to focus on that business, and to adopt and implement strategies for that business, solely with regard to the needs and objectives of that business. In addition, as a result of the separation, the management of each business will be able to devote its full attention to managing that business.

   Capital Structure. Avery believes that the distribution will allow each of the companies to organize its capital structure and allocate its resources to support the very different needs and goals of each of the businesses. Capital borrowings can be tailored to the specific needs of the various business units. Each business will be able to allocate its resources without considering the needs of the other business. To date, discussions with potential investors have been focused on one or the other business for strategic reasons. Separating the businesses may improve the possibility of financing the businesses.

   Attracting and Retaining Key Employees. Avery's and Primal's management believe that the ability to attract and retain key personnel is fundamental to their ability to establish a leadership position in their software businesses. The distribution would enable each company to establish focused equity-based compensation programs that should enable each of them to attract and retain key personnel more successfully. Primal is a software company located in California where stock options are an integral portion of compensation. In order for Primal's compensation to be competitive, the potential value of its stock options must be clear in relation to its competition. Since most of the companies with which Primal competes for talent are only in the software business, it is difficult to explain to prospective employees the combined potential value of a local exchange carrier billing business and a software business in relation to a business that is only in the software industry. This issue has been raised many times by Primal job candidates.

Record Date, Effective Date and Regulatory Requirements

   The Avery board set the record date for the distribution as February 12, 2001. Accordingly, all Avery stockholders of record on the record date will be entitled to participate in the distribution and to receive the shares of the common stock of Primal that will be distributed. It is presently anticipated that the distribution will be effective on February 12, 2001. Avery had to reset the record date from October 23, 2000, to February 12, 2001, because, under Delaware law, the record date must be within 60 days of the date of the distribution.

   Avery has advised Primal that Avery does not presently believe that the approval of Avery's stockholders is required to complete the distribution of Primal to Avery's stockholders. If stockholder approval were to be required, however, Patrick J. Haynes, III, the Chairman of Avery, presently beneficially owns approximately 50% of Avery's voting securities and could approve the transaction as approved by Avery's board without the vote of any of the other Avery stockholders.

   Avery has advised Primal that Avery is not aware of any other regulatory filings or approvals that will be necessary to complete the distribution of Primal to Avery's stockholders as approved by Avery's board.

History of Primal Transaction

   In March 1999, Avery entered into a merger agreement with Primal and the principal stockholders of Primal, one of whom, Mark J. Nielsen, was a director and the President and Chief Executive Officer of Avery and the Chairman of the Board of Primal.

   The acquisition price and the other terms of the Primal transaction were determined through extensive arm's-length negotiations between representatives of Primal and Avery. The acquisition price determination was based upon a multiple of Primal's estimated projected future revenues. To determine the appropriate multiple, Avery used the market value of comparable public companies divided by such companies' reported revenues.

   In contemplation of entering into an agreement for the acquisition of Primal Systems, Avery made a $100,000 working capital loan to Primal Systems on December 15, 1998. The loan was secured by a first lien on the accounts receivable of Primal Systems. On January 25, 1999, the working capital loan was increased to $180,000. This loan was replaced with the loan described in the following paragraph.

   On February 3, 1999, Avery agreed to loan Primal Systems up to $1,000,000 on a revolving credit basis in replacement of the then-outstanding $180,000 loan described above. This loan was secured by a pledge of all the stock of Wireless Billing Systems, a wholly owned subsidiary of Primal Systems, and by a security interest in all of the accounts receivable and general intangibles, including all intellectual property, of Primal Systems. As part of this extension of credit, representatives of Avery were elected as a majority of the members of the board of directors of Wireless Billing Systems. This revolving credit facility was paid in full prior to Avery's acquisition of Primal.

   Avery acquired Primal after the close of business on September 30, 1999. The acquisition of Primal was accomplished by merging Primal Systems, Inc. into a wholly owned subsidiary of Avery and changing the name of that subsidiary to Primal Solutions, Inc.

   At the time of the merger, Avery issued 3,890,363 shares of Avery's series f convertible preferred stock to the Old Primal Stockholders in exchange for all of the issued and outstanding shares of Primal. Of this amount,

1,945,188 shares were held in escrow to satisfy the indemnification obligations of the principal stockholders of Primal, Messrs. Faltys, Simrell, D. Haynes and Nielsen, under the merger agreement. Any shares not returned to Avery under the indemnification provisions were to be released to the Old Primal Stockholders based upon the consolidated operating performance of Primal and Primal's wholly owned subsidiary, Wireless Billing Systems, from August 1, 1999, through July 31, 2000, as described below.

   The Old Primal Stockholders were also entitled to receive up to a maximum 4,000,000 additional shares of Avery's series f convertible preferred stock as additional consideration for the merger based on the consolidated operating performance of Primal and Wireless Billing Systems from August 1, 1999, through July 31, 2000, as described below.

   The shares of the series f convertible preferred stock issued and issuable by Avery were convertible into Avery common stock on a one-for-one basis.

   The consolidated operating performance of Primal and Wireless Billing Systems was to be based upon the consolidated revenues and actual operating losses of Primal and Wireless Billing Systems during the period from August 1, 1999, through July 31, 2000. To receive the minimum additional shares under the merger agreement, Primal and Wireless Billing Systems were required to record consolidated revenues during this period of at least $6,660,000. To receive the maximum number of shares under the merger agreement, Primal and Wireless Billing Systems were required to record consolidated revenues during this period of at least $15,540,000. There were eight revenue and operating loss thresholds between the minimum and maximum thresholds that provided for the release of a pro rata number of shares between the minimum and maximum amounts. The number of shares were subject to reduction in each case if the actual consolidated operating loss of Primal and Wireless Billing Systems for such period exceeded the consolidated operating loss specified in the merger agreement for the corresponding consolidated revenue amount.

   Assuming the revenue tests specified in the Primal merger agreement were met and all 7,890,363 shares of the series f preferred stock were issued to the Old Primal Stockholders, the Old Primal Stockholders would have beneficially owned approximately 34% of Avery's common stock, assuming the exercise of all options and warrants and the conversion of all convertible securities. Assuming all of the 7,890,363 shares of the series f preferred stock were issued to the Old Primal Stockholders and assuming all of these shares were converted into Avery common stock, the Old Primal Stockholders would have owned approximately 43% of Avery's outstanding voting securities. These calculations assume, of course, that the Old Primal Stockholders would not exercise their repurchase right described in the following paragraph, and that no additional shares of Avery common stock would be issued upon the exercise of options and warrants or the conversion of convertible securities.

   At the time of the merger, and as a condition to the merger's becoming effective, Avery entered into separate employment agreements with Messrs. Faltys, Simrell and David Haynes and entered into a separate agreement, the investors rights agreement, with the Old Primal Stockholders to register the underlying shares of Avery common stock into which the Avery series f convertible preferred stock was convertible. These separate agreements were entered by the parties, as is customarily done in acquisition transactions, to separate the short-lived provisions of the merger agreement from the agreements of the parties that will extend for a period of years.

   In addition, in the investors rights agreement the Old Primal Stockholders were to have the right during September and October 2000 to require Avery to repurchase up to 1,550,000 shares of Avery's common stock issued upon the conversion of Avery's series f preferred stock received in the merger for the purchase price of $2.50 per share if Primal and Wireless Billing Systems had consolidated gross revenues of at least $8,325,000 and their consolidated operating loss did not exceed $1,082,000 during the period beginning August 1, 1999, and ending July 31, 2000. Assuming that Mr. Nielsen were still employed by Avery on August 15, 2000, which he was not, the number of shares required to be repurchased would have been reduced by the total number of shares received by Mr. Nielsen in the Primal merger. If this repurchase right were fully exercised, the aggregate purchase price would be $3.875 million.

   The Old Primal Stockholders also had the right under the investors rights agreement for a period of two years to designate one member on Avery's board if Mr. Nielsen were no longer serving in such capacity. Mr. Nielsen continued to serve as a director of Avery until the distribution agreement was entered. In addition, the Old Primal Stockholders also had the right to have a representative attend Avery board meetings in an observer capacity.

Pre-Distribution Transactions

   Release of Escrow Shares. On August 1, 2000, all 1,945,188 shares of Avery's series f preferred stock being held in escrow were released to the Old Primal Stockholders. By agreeing to release these escrowed shares, Avery effectively waived its right to assert any claims under the indemnification provisions of the Primal merger agreement. All the financial conditions of the escrow agreement would have been satisfied for the release of these shares.

   Determination and Issuance of Additional Merger Consideration. Avery and the Old Primal Stockholders agreed in the distribution agreement that an additional 3,236,531 shares of Avery's series f preferred stock would be issued to the Old Primal Stockholders pursuant to the earn-out provisions of the Primal merger agreement. The maximum number of shares that could have been earned under these provisions was 4 million. These 3,236,531 shares of Avery's series f preferred stock were issued to the Old Primal Stockholders on August 1, 2000. Under the terms of the Primal merger agreement, approximately 1,250,000 shares would have been earned. The remainder of the shares were issued as partial consideration for eliminating Avery's obligation to repurchase 1,550,000 shares of Avery's common stock from the Old Primal Stockholders at $2.50 per share, or a total of $3.875 million.

   Exchange of Securities. On August 1, 2000, the Old Primal Stockholders exchanged an aggregate of 7,126,894 shares of Avery's series f preferred stock for 7,126,894 of Avery series g preferred stock. The Avery series g preferred stock is identical in all respects to the series f preferred stock, except that

  . the Avery series g preferred stock has one vote for each share of Avery common stock into which it is from time to time convertible and will vote with the holders of Avery's common stock as a single class,

  . the Avery series g preferred stock is not entitled to participate in the distribution by Avery of the shares of the Primal common stock to Avery's securityholders, and

  . the Avery series g preferred stock is not convertible into Avery's common stock until the earlier of the date of the distribution or the termination of the distribution agreement.

   The series f preferred stock had no voting rights, would have been entitled to participate in the distribution, and was immediately convertible.

   Elimination of Repurchase Right. Avery and the Old Primal Stockholders amended the investors rights agreement to eliminate Avery's obligation to repurchase 1,550,000 shares of Avery's common stock at $2.50 per share, or $3.875 million, issuable upon conversion of the Avery series g preferred stock.

   Reconstitution of Primal's Board. Avery and the Old Primal Stockholders amended the investors rights agreement to reconstitute the Primal board of directors. The new Primal board consists of a total of seven members, with two members being designated by Avery, two members being designated by Faltys, Simrell, D. Haynes and Nielsen, two members being independent members, one of whom, was initially Spencer L. Brown, the designee of Franklin Capital Corporation, and one member being the new chief executive officer of Primal, Bill Salway. Avery and each of Faltys, Simrell, D. Haynes and Nielsen will each use their best efforts to fill the vacancy on the board for an independent member as soon as is reasonably practicable. The other independent director has not been selected. Rule 4200(a)(14) of the rules of the National Association of Securities Dealers, Inc. relating to The Nasdaq Stock Market will be used to determine whether a member of the board of directors is independent. Rule 4200(a)(14) defines an independent director to be a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which, in the opinion of that company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Important to such a determination is an individual's financial relationship with a company or a familial relationship to an executive officer or director. Faltys, Simrell, D. Haynes and Nielsen will not designate Nielsen to the new Primal board, and Avery will not designate either P. Haynes or McCormick to the new Primal board. All rights to designate directors will terminate on January 27, 2002.

   On August 1, 2000, Avery, in its capacity as the sole stockholder of Primal, executed a written consent to implement the new board. The members of Primal's board were John Faltys, David Haynes, William Salway, Spencer L. Brown, J. Alan Lindauer and Norman M. Phipps. Messrs. Faltys and D. Haynes were the designees of Faltys, Simrell, D. Haynes and Nielsen, Mr. Brown was Franklin Capital's designee, and Messrs. Lindauer and Phipps were Avery's designees. On December 11, 2000, Mr. Brown resigned from the Primal board, and Messrs. Lindauer and Phipps are presently members of Avery's board.

A Note About Calculations

   The discussion that follows will make references to percentages of ownership of the outstanding common stock of Avery and Primal. All the references to percentages used in this discussion refer to the outstanding common stock of Avery or Primal assuming that all outstanding options and warrants to purchase shares of the common stock of Avery or Primal were exercised and that the underlying shares of common stock were issued and outstanding, and that all securities that are convertible into or exchangeable for shares of the common stock of Avery or Primal were converted into or exchanged for shares of the common stock of Avery or Primal and that these shares of common stock were issued and outstanding.

The Distribution Agreement

   On July 31, 2000, the Primal Solutions, Inc. Preliminary Distribution Agreement was entered. It was necessary to enter into this agreement for the purpose of formally amending the Primal merger agreements as described below. It was necessary to enter into this agreement for the purpose of formally amending the Primal merger agreements as described below. The parties to the distribution agreement are as follows:

  . Avery;

  . Primal;

  . the Old Primal Stockholders, who are John Faltys, Joseph R. Simrell,
    David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, and Sanjay Gupta;

  . Thurston Group, Inc.;

  . Patrick J. Haynes, III, the Chairman of Avery and the President of
    Thurston Group; and

  . Scot M. McCormick, the Vice President and Chief Financial Officer of
    Avery.

For convenience in the discussion that follows, we will refer to individuals by only their last names except for David Haynes, who will be referred to as D. Haynes, and Patrick J. Haynes, III, who will be referred to as P. Haynes. David Haynes and Patrick J. Haynes, III are not related.

   The Old Primal Stockholders required that Thurston Group and P. Haynes and McCormick, the principal executive officers of Avery, become parties to the distribution agreement for the purposes of their agreeing to use their best efforts to effectuate the distribution and their joining in the indemnification and mutual releases provisions of the distribution agreement.

   The purposes of the distribution agreement are

  . to amend and settle by mutual agreement all remaining issues under the Primal merger agreements, and

  . to return effective control of Primal and Avery to the persons who controlled such companies prior to the Primal merger.

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

 The Distribution; Pre-Distribution Covenants

   The Distribution. The parties will use their best efforts to cause the distribution of the Primal common stock to Avery's securityholders to be made as soon as is reasonably practicable and otherwise to give effect to the transactions described in the distribution agreement.

   Avery and Primal agreed to cause Primal's wholly owned subsidiary, Wireless Billing Systems, to continue to be wholly owned by Primal on the date of the distribution.

   Ownership of Primal Following the Distribution. Immediately following the distribution, the Old Primal Stockholders will collectively own 32% of the outstanding shares of the Primal common stock, and the other securityholders of Avery will collectively own 68% of the outstanding shares of the Primal common stock. At the time of the distribution, Primal will not have outstanding any options, warrants or convertible securities.

   Ownership of Avery Following the Distribution. Immediately following the distribution, the Old Primal Stockholders will collectively own shares of the Avery series g preferred stock, which, if converted into Avery common stock, would represent 15% of the outstanding shares of the Avery common stock, and the other securityholders of Avery will collectively own 85% of the outstanding shares of the Avery common stock.

   Closing Condition. It is a condition to making the distribution that no permanent injunction or preliminary injunction or other order be entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any proceeding or action, which enjoins, restrains, makes illegal or prohibits the transactions contemplated by the distribution agreement. The threat or existence of any other litigation, action or other proceeding, however, will not prevent the parties from concluding such transactions.

 Redemptions

   Immediately prior to the date of the distribution, Avery will distribute to the Old Primal Stockholders 6,207,026 shares, or 32%, of the Primal common stock in redemption of such number of shares of the Avery series g preferred stock as will leave outstanding shares of the Avery series g preferred stock that, when converted into Avery common stock, would represent 15% of Avery's common stock.

 Adjustments to Avery's Options and Convertible Securities in the Distribution

   As described more fully under the caption "The Primal Distribution-- Appraisal of Primal," the parties agreed that Primal represented approximately 40%, or 2/5, of the value of Avery on a pre-distribution consolidated basis. Accordingly, the parties agreed that Avery's outstanding options, warrants and convertible securities should be adjusted to give effect to the distribution as follows:

   Incentive Stock Options. All outstanding options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and held by employees of Primal or Wireless Billing Systems will be canceled as part of the distribution, effective on and as of the distribution date.

   All other Avery options intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code and held by employees of Avery and HBS Billing Services Company after the distribution will be adjusted by adjusting the per share exercise price and the number of shares covered by each such option to reflect the distribution. Each such option will be adjusted so that

  . the per share exercise price will equal the original per share exercise price multiplied by the "Avery ratio," as described below, and

  . the number of shares of Avery common stock covered will equal the original number of shares stated in the applicable option divided by the Avery ratio.

   The "Avery ratio" is a fraction. The numerator of this fraction is 3. The denominator of this fraction is 5. Expressed as a decimal, this fraction is equal to .6; expressed as a percentage this fraction is equal to 60%.

   Non-Qualified Stock Options and Common Stock Purchase Warrants. Nielsen's options to purchase 925,000 shares of Avery common stock will be canceled as part of the distribution, effective on and as of the distribution date.

   Avery's remaining outstanding options to purchase Avery common stock that were granted under Avery's 1999 flexible incentive plan and not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, outstanding non-qualified stock options that were not granted under Avery's 1999 flexible incentive plan, and Avery's outstanding common stock purchase warrants will be adjusted by adjusting the per share exercise price and the number of shares covered by each such option or warrant to reflect the distribution. Each such option or warrant will be adjusted so that

  . the per share exercise price will equal the original per share exercise price multiplied by the Avery ratio, and

  . the number of shares of Avery common stock covered will equal the original number of shares stated in the applicable option or warrant divided by the Avery ratio.

   Avery's Convertible Preferred Stock. Avery's outstanding convertible preferred stock will be adjusted by adjusting the per share conversion price on the distribution date to reflect the distribution. Because each series of Avery's outstanding convertible preferred stock is convertible into as many shares as is determined by dividing a fixed dollar amount by the current conversion price, and none of such series is convertible into a fixed number of shares, it is not necessary to make an adjustment regarding the number of shares to be received upon conversion. Avery's outstanding series a, b, c, d and e preferred stock will be adjusted so that the per share conversion price of each such series will equal the current per share conversion price on the distribution date multiplied by the Avery ratio.

   A different adjustment, however, is required for the Avery series g preferred stock. Because the outstanding shares of this series are supposed to be equal to, if all such shares were converted into Avery common stock, 15% of the outstanding Avery common stock both before and after the distribution, in each case, assuming the exercise of all options and warrants and the conversion of all convertible securities, simply multiplying the current conversion price by the Avery ratio would result in these shares being equal to more than 15% after the distribution because the number of outstanding shares of Avery's common stock will not be adjusted in the distribution. Accordingly, the Avery series g preferred stock will be adjusted so that the per share conversion price of each such series will equal the current per share conversion price on the distribution date multiplied by the "Primal preferred ratio." The "Primal preferred ratio" is a fraction. The numerator of this fraction is the sum of the number of outstanding shares of Avery common stock plus all shares of Avery's common stock issuable upon exercise of options and warrants and upon conversion of all Avery's convertible securities immediately preceding the distribution date, excluding the shares of Avery common stock reserved for issuance upon conversion of the Avery series g preferred stock. The denominator of this fraction is the number of outstanding shares of Avery common stock plus all shares of Avery's common stock issuable upon exercise of options and warrants and upon conversion of all Avery's convertible securities on the distribution date, excluding the shares of Avery common stock reserved for issuance upon conversion of the series g preferred stock.

   Avery's Convertible Note. Avery's outstanding convertible note will be adjusted by adjusting the per share conversion price on the distribution date to reflect the distribution. Because the note is convertible into as many shares as the principal amount thereof divided by the present conversion price will purchase, and is not presently convertible into a fixed number of shares, it is not necessary to make an adjustment regarding the number of shares to be received upon conversion. The per share conversion price of the note will be adjusted to equal the current conversion price on the distribution date multiplied by the Avery ratio.

   This convertible note is held by Waterside Capital Corporation, a publicly held small business investment company.

 Loans

   On August 1, 2000, Avery loaned $398,000 to Faltys, $377,000 to each of Simrell and D. Haynes, $287,000 to Nielsen, and $41,500 to each of Anand, Cholappadi and Gupta. The loans are non-recourse, and none of the Old Primal Stockholders will have any personal liability for their repayment in excess of the collateral pledged to secure the repayment of the loans. To secure the repayment of the loans, however, each of the Old Primal Stockholders pledged to Avery, and granted to Avery a first priority security interest in, all shares of series f preferred stock and Avery series g preferred stock beneficially owned by him on August 1 or thereafter acquired pursuant to the distribution agreement. Each of the loans bears interest at the rate of 6.6% per annum, the minimum applicable federal rate required to prevent imputed interest from being recognized for federal income tax purposes. Each of the loans is due and payable in full on August 1, 2002. From and after the distribution date, each of the Old Primal Stockholders will be permitted to sell the shares of Avery's common stock pledged as collateral to secure repayment of the loans if, and only if, all proceeds received upon any such sale are first applied to pay all accrued but unpaid interest on the loans and then to reduce the outstanding principal amount of the loans then outstanding.

   The number of shares of series g preferred stock pledged to secure the loans and the estimated value of such shares are as follows: Faltys (2,172,713 shares/$2,783,789); Simrell (1,539,403 shares/$1,972,360); D. Haynes (1,539,403 shares/$1,972,360); Nielsen (1,175,715 shares/$1,506,385); Anand (233,220 shares/ $298,813); Cholappadi (233,220 shares/$298,813); and Gupta (233,220 shares/$298,813). The estimated value is based on the closing sale price of Avery's common stock on November 28, 2000, which was $1.28125. Each share of the series g preferred stock is presently convertible into one share of Avery common stock. The loans were made as part of the consideration for amending the investors rights agreement to eliminate Avery's obligation to repurchase 1,550,000 shares of Avery's common stock at $2.50 per share, or $3.875 million, from the Old Primal Stockholders.

 Capital Contributions to New Primal

   Avery has contributed to Primal $4 million to use for general corporate and working capital purposes. Avery contributed $2,000,000 to Primal on August 1, 2000, and contributed the remaining $2,000,000 to Primal on October 29, 2000.

 Treatment of Avery's Convertible Securities in the Distribution

   The holders of Avery's series a, b, c, d and e preferred stock and the holder of Avery's convertible note will participate in the distribution on an "if converted" basis. In other words, such holders will not receive any Primal preferred stock in the distribution, and, in its place, such holders will receive one share of Primal common stock for each share of Avery common stock that such holder would have held on the record date for the distribution had such holder converted the Avery preferred stock or note held by such holder into Avery common stock on the day immediately preceding the record date.

 Registration Statements

   Distribution Registration Statement. Pursuant to the distribution agreement, Avery agreed to cause Primal to file the registration statement of which this prospectus is a part to register all shares of Primal common stock to be issued to Avery's securityholders in the distribution under the Securities Act and under all applicable state securities laws as soon as reasonably practicable, and agreed to use its best efforts to cause the registration statement to be declared effective by the SEC and obtain permits under state securities laws. Faltys, Simrell, D. Haynes and Nielsen agreed to use their best efforts to cooperate with Avery. Avery will pay all costs and expenses in connection with the registration statement. Avery agreed to provide Faltys, Simrell, D. Haynes and

Nielsen with a reasonable opportunity to review and comment upon the registration statement and any amendments thereto, and to keep Faltys, Simrell,
D. Haynes and Nielsen reasonably apprized as to its status.

   Avery Resale Registration Statement. Pursuant to the distribution agreement, Avery will file a registration statement to register all shares of Avery common stock beneficially owned by the Old Primal Stockholders, or that they would be entitled to receive upon conversion of the Avery series g preferred stock, for resale under the Securities Act as soon as reasonably practicable after August 28, 2000, will use its best efforts to cause such registration statement to be declared effective by the SEC, and will pay all related costs and expenses. Avery will provide Faltys, Simrell, D. Haynes and Nielsen with a reasonable opportunity to review and comment upon the registration statement and any amendments thereto, and Avery will keep Faltys, Simrell, D. Haynes and Nielsen reasonably apprized as to its status.

   Primal Resale Registration Statement. Pursuant to the distribution agreement, Primal will file a registration statement to register all shares of Primal common stock held by the Old Primal Stockholders for resale under the Securities Act as soon as practicable, but in no event later than 90 days after completion of the distribution, will use its best efforts to cause such registration statement to be declared effective by the SEC, and will pay all related costs and expenses. Primal will provide Faltys, Simrell, D. Haynes and Nielsen with a reasonable opportunity to review and comment upon the registration statement and any amendments thereto, and Primal will keep Faltys, Simrell, D. Haynes and Nielsen reasonably apprized as to its status.

 Irrevocable Proxies

   As a condition to the entering of the distribution agreement, on August 1, 2000, each of the Old Primal Stockholders executed and delivered to Thurston Group and its affiliates an irrevocable proxy to vote all shares of the Avery series g preferred stock owned or held by him or thereafter acquired, and all shares of the Avery common stock owned or held by him or thereafter acquired.

   As a condition to the entering of the distribution agreement, on August 1, 2000, each of Thurston Group and its affiliates and P. Haynes and his affiliate, Waveland, LLC, executed and delivered to the Old Primal Stockholders an irrevocable proxy to vote all shares of Primal common stock held by them or thereafter acquired. P. Haynes, the Chairman of Avery, is the President of Thurston Group.

   P. Haynes, in his capacity as Chairman of Avery, also holds a proxy to vote certain shares of Avery common stock held in escrow in connection with Avery's acquisition of its HBS Billing Services Company subsidiary. As a condition to the entering of the distribution agreement, P. Haynes, in his capacity as the Chairman of Avery, granted to the Old Primal Stockholders on August 1, 2000, an irrevocable proxy to vote the shares of Primal common stock distributed to the escrow agent for these shares until they are released from escrow or until they are returned to Avery pursuant to the provisions of the governing escrow agreement.

   Each of the proxies covering shares of the Primal common stock provides that any action required or permitted to be taken pursuant to the proxy by Faltys, Simrell, D. Haynes, Nielsen, Anand, Cholappadi and Gupta, including any voting of the shares covered thereby, may be so taken if the former holders of at least 66% of the issued and outstanding shares of Primal Systems immediately prior to its acquisition by Avery approve the taking of any such action. These percentages were as follows:

  . Faltys--30.4861%

  . Simrell and D. Haynes--21.5999% each

  . Nielsen--16.4969%

  . Anand, Cholappadi and Gupta--3.2724% each

   This means that Faltys and any two of Simrell, D. Haynes or Nielsen can control the voting of these proxies.

   By exchanging these proxies, which were required by the distribution agreement, effective control of Primal will be returned to the Old Primal Stockholders, and effective control of Avery was returned to Thurston Group and its affiliates. This will restore effective control of Primal and Avery to the persons who had such control prior to the Primal merger.

   For information regarding the number of shares covered by these proxies and the percentages of the voting securities such shares represent, please see "Stock Ownership of Directors, Executive Officers and Principal Holders--Voting Control."

   In the event the distribution is not completed, the proxies will automatically terminate.

 Expenses

   Except as otherwise provided, Avery will pay all legal and accounting fees incurred by Avery, Primal and Faltys, Simrell, D. Haynes and Nielsen in connection with the distribution agreement and the distribution. Avery's liability to pay for legal and accounting fees incurred by Primal and Faltys, Simrell, D. Haynes and Nielsen, however, is limited to an aggregate of $75,000.

 Releases

   The parties to the distribution agreement have mutually released one another from all claims arising contemporaneously with or prior to July 31, 2000. Obligations under the distribution agreement and other existing agreements are excluded from the releases.

   The parties have also agreed not to sue one another. Any claim or proceeding based upon a breach of the distribution agreement, however, is expressly excluded.

 Corsair Guarantee

   It is a condition precedent to Avery's making the distribution that Avery be fully and unconditionally released from any and all liability under its guarantee of amounts owed by Primal to Corsair Computing, or, alternatively, that an arrangement or arrangements reasonably satisfactory to Avery be made to mitigate Avery's liability under such guarantee. With respect to the foregoing, however, Avery acknowledged and agreed that one such satisfactory arrangement will be an agreement to indemnify and hold Avery harmless from and against any and all liabilities of any nature whatsoever arising from or incidental to such guarantee from Primal and Wireless Billing Systems.

 Issuance of New Primal Common Stock to Nielsen

   On the first business day following the distribution date, Primal will issue to Nielsen 250,000 shares of the Primal common stock. Nielsen agreed that the issuance of such shares is in replacement of Nielsen's options to purchase 925,000 shares of Avery common stock, which are being canceled as part of the distribution, and that the cancellation of such options is a condition precedent to the receipt of such Primal common stock. Accordingly, Nielsen agreed and consented to Avery's cancellation of Nielsen's option to purchase 925,000 shares of Avery common stock as provided in the distribution agreement.

 Resignations

   Primal Directors. All parties who were directors of Primal on July 31, 2000, resigned as directors of Primal, effective for all purposes on and as of such date.

   Primal Officers. All parties, other than Faltys, Simrell and D. Haynes, who were officers of Primal on July 31, 2000, resigned as officers of Primal, effective for all purposes on and as of such date.

   Nielsen as Avery Director. Nielsen resigned as a director of Avery, effective for all purposes on and as of July 31, 2000.

 Entire Agreement and Modifications

   The distribution agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. Any action required or permitted to be taken under the distribution agreement, other than any amendment of the distribution agreement, but including voting of any proxy referred to in the distribution agreement, by Faltys, Simrell, D. Haynes and Nielsen or the Old Primal Stockholders may be taken if the former holders of at least 66% of the issued and outstanding shares of Primal Systems immediately prior to acquisition by Avery approve the taking of any such action.

Indemnification Agreement

   Avery and Faltys, Simrell and D. Haynes entered into an indemnification agreement at the time of signing the distribution agreement. The purpose of the indemnification agreement is for Avery to indemnify Faltys, Simrell and D. Haynes for claims made by third parties relating to the distribution and related transactions and for expenses incurred by them in connection with such claims. The indemnification is intended to provide Faltys, Simrell and D. Haynes with protections similar to those provided to the directors and officers of Avery by Avery's bylaws and by the standard form of indemnification agreement to which Avery and each of its directors and officers is a party.

Appraisal of Primal

   SE Biz Val, LLC was retained by Avery to appraise the fair market value of Primal as of September 15, 2000, to serve as a basis for establishing the amount of any taxable gain to Avery and the Primal dividend and redemption value to Avery stockholders resulting from the distribution. SE Biz Val, as a customary part of its business, is regularly engaged in the appraisal of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and appraisals for estate, corporate and other purposes.

   For purposes of the appraisal, the term "fair market value" was defined as the amount per share at which a minority interest in the common stock of Primal would change hands between a willing buyer and willing seller, both having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to all, and under the marketability benefit and constraints of the OTCBB. Hence, we consider the per share "fair market value" of Primal's common stock to represent a "marketable minority interest."

   A minority interest is an interest that has no control. Therefore, the appraisal has taken into account those discounts that would be experienced by a seller selling a minority interest assuming a reasonable exposure to the market. The business was also appraised under the appraisal premise of value in continued use, as part of a going concern entity. Furthermore, for purposes of this appraisal, it has been assumed that after the distribution, the outstanding shares of Primal common stock will have been fully distributed, and information concerning Primal, of the type normally available concerning publicly-traded companies, will have been appropriately disseminated. The Primal common stock will be registered with the Securities and Exchange Commission and quoted on the OTCBB, and Primal's common stockholders post distribution may well face a relatively high degree of price uncertainty and consequent market illiquidity at least for the first 12 months of trading.

   The preparation of a corporate appraisal is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary, without considering the analysis as a whole, could create an incomplete view of the processes underlying the appraisal. In arriving at its appraisal conclusions, SE Biz Val considered the result of all relevant analyses. The analyses were prepared for the purposes of enabling SE Biz Val to render its appraisal of Primal to Avery for purposes of establishing the amount of taxable gain, if any, arising from the distribution. Analyses based upon forecasts of future results are not necessarily indicative of actual future values, which may be significantly more or less favorable than suggested by such analyses, nor should they be viewed as predictions of potential future trading prices for shares of Primal common stock.

   In connection with the appraisal, SE Biz Val made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, among other things, the following:

  . meetings with certain members of the senior management of Avery and Primal to discuss the operations, financial condition, prospects and projected operations and financial performance of Primal;

  . visits to certain facilities and business offices of Primal;

  . Avery's annual report to stockholders and annual report on Form 10-KSB for the year ended December 31, 1999, as well as other Avery filings with the Securities and Exchange Commission;

  . the audited separate company financial statements for Primal's business for the three fiscal years ended December 31, 1999, and the nine months ended September 30, 1999, as well as the unaudited interim financial statements for the nine months ended September 30, 2000;

  . the forecasts and projections prepared by Avery's management with respect to Primal for the budget year ended December 31, 2000 and projections of potential future financial performance for the year 2001 and beyond;

  . the historical market prices and trading volume for Avery stock;

  . publicly available financial data for certain companies that SE Biz Val deemed comparable to Primal;

  . publicly available information concerning the general economy and the telecommunications industry; and

  . such other studies, analyses and inquiries as SE Biz Val deemed appropriate.

 The Use of Projected Forward-Looking Statements

   A fundamental tenant of investment value is that such value is based upon expected future returns to the investor. Hence, forming an appropriate and reasonable vision or outlook for the future financial performance of a company is required by anyone who seeks to invest in that company's securities. Therefore, whether an investor seeks to evaluate the price of such an investment in terms of comparing the investment in that company to similar opportunities in the stock market (i.e., the market approach), or by directly evaluating the expected returns to be obtained from such an investment (i.e., the income approach), no basis for rational comparison exists without considering such a reasonable vision or outlook for that company.

   Since forming a reasonable outlook for a company's future financial performance is so essential in the valuation of an investment in that company, it is of paramount importance that investors have a meaningful method by which to assess any such projection or forecast put forward by that company's management. Under the Securities and Exchange Commission's Regulation S-B (Integrated Disclosure System for Small Business Issuers), Item 10(d)(3), such a requirement is expressed as follows:

   "Investor Understanding--Disclosures accompanying the projections should facilitate investor understanding of the basis for and limitations of projections. The Commission believes that investor understanding would be enhanced by disclosure of the assumptions which in management's opinion are most significant to the projections or are the key factors upon which the financial results of the enterprise depend and encourages disclosure of assumptions in a manner that will provide a frame-work for analysis of the projection. Management also should consider whether disclosure of the accuracy or inaccuracy of previous projections would provide investors with important insights into the limitations of projections."

   Since forming a reasonable outlook for a company is so crucial to the rational valuation of that company's equity securities, we have depicted a variety of forward-looking statements in our analyses of the general economy, the specific industry, and our analysis of Primal itself. Such forward-looking statements in this appraisal report generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," "believe," "project," or "forecast."

   We believe that the expectations for Primal reflected in such forward-looking statements contained in this valuation are reasonable. However, we cannot assure the reader that such expectations will occur.

   The reader should therefore not unduly rely on these forward-looking statements, which speak only as of the date of this appraisal. We are not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this appraisal or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors."

   The financial forecasts and projections for the fiscal years ended December 31, 2000 and 2001, prepared by Primal's management with respect to Primal, were based upon the historical financial results of Primal's business and Primal's business plan through fiscal 2001 as of September 15, 2000.

   SE Biz Val relied upon the financial forecasts and projections provided to it and assumed, without independent verification, that those financial forecasts and projections had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of Primal and that there had been no material change in the assets, financial condition, business or prospects of Primal since the date of the most recent financial statements made available to it. SE Biz Val did not independently verify the accuracy and completeness of the information supplied to it with respect to Primal and does not assume any responsibility with respect thereto. SE Biz Val did not make any independent appraisal of any of the properties or assets of Primal.

 Review of Stock Price Performance of Avery Communications, Inc.

   As part of its analysis, SE Biz Val analyzed the trading volume of Avery's publicly traded common stock, both before and after the announcement of the distribution. Avery's common stock traded in the range of $0.50 to $5.00 per share in the year prior to such announcement. While SE Biz Val considered this trading activity in its analysis, SE Biz Val utilized an independent valuation analysis to determine the aggregate fair market value on an OTCBB marketable minority interest basis of the capital stock of Primal that will be outstanding after the distribution.

 Summary of the Valuation Methods Utilized

   In determining the aggregate fair market value on an OTCBB marketable minority interest basis of the 19.7 million shares of Primal common stock that will be outstanding after the distribution, SE Biz Val considered generally accepted valuation methodologies and, after due consideration, utilized primarily; (1) the cost of capital based discounted projected cash flow valuation method under the income approach, and (2) the market based capitalization of funds valuation method (i.e., the "Public Guideline Company Method") under the market approach.

   The valuation results under (1) the Income Approach and under (2) the Market Approach both indicated a going concern value considerably in excess of the net tangible asset value of Primal's common equity. Hence, SE Biz Val did not use any appraisal method under the Asset Approach due to the material level of going concern "goodwill" intangible assets employed by Primal, thereby indicating that any such appraisal method under the Asset Approach would have substantially underestimated the going concern value of Primal.

   The cost of capital based discounted projected cash flow approach is one method of determining the value of an operating enterprise. This approach entailed determining the appropriate cash flows, based upon projected financial information for the enterprise. An appropriate risk adjusted discount rate for the enterprise projections is selected based upon an analysis of alternative investments. The terminal value, which is the value of the enterprise at the end of the projected period, is determined by using the single period capitalization of cash flow method. The summation of the discounted value for the projected period and the discounted value of cash flow for the terminal value determines the company's aggregate minority interest value. Similarly, to assess the fair market value of the subject stock, a discount adjustment will be made recognizing the limited marketability of the stock as it will be traded on the OTCBB.

   The market-based capitalization of funds generated from operations approach is another method of determining the fair market value of a company by determining the level of funds generated from operations which is considered to be representative of the future operating performance of the company and capitalizing this level at a selected multiple. Such comparable public companies as are available are selected for comparison purposes and a comparative risk analysis is performed. The selection of appropriate multiples for the company is made based on this comparative risk analysis and a thorough analysis of the comparable market multiples. Capitalizing the representative levels at the selected multiple determines the company's aggregate minority interest value on a "freely traded" basis. To assess the fair market value of the subject stock, a discount adjustment will be made recognizing the limited marketability of the stock as it will be traded on the OTCBB.

 Results of the Discounted Projected Cash Flow Method

   In the cost of capital based discounted projected cash flow method, SE Biz Val determined Primal's minority interest common equity market capitalization value by adding (1) the present value of projected discretionary cash flow for the eight years ended December 31, 2008, net of debt service and anticipated capital expenditures, and (2) the net present value of the terminal value after eight years. Eight years of projections were required because Primal would not show any substantive profitability or dividend paying capacity until year seven, given management's view that Primal would be operated by growing with internally generated funds.

   The projected cash flows for the years 2000 and 2001 were based upon the financial projections provided by Primal's management, including the $4 million of additional funding provided by Avery prior to the distribution. The subsequent projected cash flows for the years 2002 through 2008 were based upon assumptions reviewed by Primal's management and found to be reasonable. SE Biz Val discounted these projected cash flows at an investment risk adjusted discount rate of 25%. The selected discount rate reflects the rate of return that SE Biz Val estimates would be reasonably required by providers of common equity capital to Primal to compensate such providers for the time value of their money, as well as the risks inherent in their investment. The terminal value was determined by utilizing a single period capitalization of the estimated cash flow for 2008, using the 25% discount rate and a long-term growth rate of 15% yielding a 10% capitalization rate.

   The result of these calculations was that SE Biz Val determined that the "market capitalization" of Primal's common equity on a freely tradeable minority interest basis was $3.1 million. SE Biz Val then took into account Primal's likely "thin" trading environment on the over-the-counter market in which only a relatively few number of shares might be available for sale or purchase on any given trading day resulting in the inability to sell shares, concluding that minority shareholders would likely suffer a further discount for this lack of marketability approximating -15%. After assessing this further discount, SE Biz Val concluded that the aggregate fair market value on an OTCBB marketable minority interest basis of Primal's common equity would have a "thinly traded" market capitalization value of $2.7 million.

 Results of the Market Based Capitalization of Funds Method

   In employing the market based capitalization of funds valuation method, SE Biz Val examined over 120 publicly held companies involved in software-based business-to-business services provided to the telecommunications industry. From that initial review, SE Biz Val selected seven publicly held companies who most closely resembled Primal's operations' historic financial performance (no one company was strictly comparable in terms of business activities). The seven publicly held companies which were compared to Primal and whose market capitalization multiples provided an indication of value for Primal are identified as follows:

  .  ACE*COMM Corporation - traded on the Nasdaq national market - ticker
     ACEC

  . Alysis Technologies, Inc. - traded on the Nasdaq national market - ticker ALYS

  . Daleen Technologies, Inc. - traded on the Nasdaq national market - ticker DALN

  .  ION Networks, Inc. - traded on the Nasdaq national market - ticket IONN

  .  TCSI Corporation - traded on the Nasdaq national market - ticker TCSI

  . Telemate.Net Software, Inc. - traded on the Nasdaq national market - ticker TMNT

  . Veramark Technologies, Inc. - traded on the Nasdaq national market - ticker VERA

   These seven publicly held "guideline" companies ranged in size from $13 million in sales to over $32 million in sales for the latest available 12-month period, as compared to Primal's revenues of $11.4 million. In most cases, these companies were substantially better capitalized and had experienced stronger growth in earnings before interest and taxes ("EBIT") profits than Primal.

   We would characterize all of the guideline companies, as well as Primal, as young, relatively fast growing companies still in the "start-up" phase of their life cycles. Six of the seven guideline companies were still incurring losses (only ACE*COMM, a direct competitor of Primal and the largest guideline company, was profitable in the latest available 12-month period). Companies in this stage of their life cycle require large amounts of cash, or are "capital hungry," and require periodic infusions of investment capital to fund their losses and continued growth. Over the past three fiscal years, all of the seven guideline companies had received substantial equity investment funds, primarily from IPO financing, averaging almost $9 million per year, compared to Primal's 3-year average of only $1.5 million. Consequently, many of the guideline companies had large cash balances as of the valuation date, having not yet spent or "burned through," their most recent capital infusion. As a result, the number of days that their cash would last, or the "Cash Burn Rate--Days Cash Available," averaged 280 days over the past 3 fiscal years compared to Primal's 3-year average of only 98 days (i.e., the time it would take to consume cash balances by all operating expenses--excluding cost of sales and interest expenses). Overall we characterized Primal's investment risk relative to the seven guideline companies as being "more risky" and therefore deserving a substantial discount to the market valuation capitalization multiples.

   After performing both a qualitative and quantitative comparison between Primal and the seven publicly held guideline companies, we then examined various "market capitalization multiples" associated with the seven companies' stock trading prices. Market capitalization multiples are ratios calculated using the price of a company's stock as the numerator and using some measure of financial performance as the denominator, such as price/earnings.

   However, because all but one of the seven guideline companies were currently losing money, we could not use any of the valuation capitalization multiples based on earnings (i.e., the classic Price/Earnings multiple was unavailable in this case). Hence, we turned to market capitalization multiples of revenues, gross profit, cash flow, and the book value of the equity as our indicators of market value. These market capitalization multiples on trailing 12-month data of the seven publicly traded guideline companies ranged from 1.4-9.3 times revenues, from 1.9-13.6 times gross profit, 16.4 times their earnings before interest, taxes, depreciation and amortization ("EBITDA") cash flow, and from 0.6-7.3 times equity book value. Most of the difference in market capitalization multiples were attributable to the strong growth outlook for the highly valued companies, versus lower growth, less profitability and weaker financial conditions of the lower valued companies.

   After performing a comparative analysis between Primal and these seven guideline companies, SE Biz Val determined that the "market capitalization" of Primal's equity on a freely tradable minority interest basis was

$4.9 million. This market capitalization value reflects multiples of 0.4X latest sales, 0.7X latest gross profit, 16.6X latest EBITDA, and a 0.7X multiple of the adjusted equity book value (after adding Avery's additional $4 million of funding prior to the distribution). This valuation represented a substantial 38% "discount to the market" due to Primal's smaller size, earlier stage of its life cycle, and the need to find additional capital to fund future growth. SE Biz Val then further considered the nature of Primal's likely "thin" trading environment on the OTCBB market, concluding that minority shareholders would likely suffer a further discount for restricted marketability approximating -15%. After assessing this further discount, SE Biz Val concluded that the aggregate fair market value on an OTCBB marketable minority interest basis of Primal Solutions' equity would have a "thinly traded" market capitalization value of $4.2 million.

 Appraisal Summary and Conclusion

   After reviewing all of the relevant data, SE Biz Val concluded that the fair market value conclusion obtained from the cost of capital based discounted projected cash flow method was more reliable than that resulting from the market based capitalization of funds valuation method. This was primarily because of the lack of useful earnings based market capitalization multiples and secondarily because the seven publicly held guideline companies were not sufficiently comparable to Primal due to Primal's smaller size, earlier stage of its life cycle, uncertainty of obtaining future growth capital, and overall greater investment risk. Hence, SE Biz Val weighted the income approach result more heavily than the market approach result, thereby concluding that the fair market value of Primal's common stock after the distribution would be $0.16 per share. The schedule below presents this conclusion:

                             Primal Solutions, Inc.
               Reconciliation of Fair Market Values--Common Stock
                    Conclusion of FMV Rounded to $0.01/share

                                          Aggregate FMV  Weighting   Wtd Sum
                                          -------------- --------- -----------
   Income Approach.......................   2,650,000       70%     1,855,000
   Market Approach.......................   4,160,000       30%     1,248,000
   Asset Approach........................       nm          nm         nm
                                                                   -----------
     Sub-total...........................                          $ 3,103,000
                                                                   ===========
   Per Share FMV (rounded to $.01)....... 19,696,957 shs  equals   $0.16/share
                                          --------------           -----------
   Resultant Aggregate Fair Market
    Value................................                 equals    3,151,513
                                                                   ===========

   Therefore, based upon the investigation, premises, provisos, and relevant analyses outlined above, as of September 15, 2000, SE Biz Val's independent objective opinion of the fair market value on an OTCBB marketable minority interest basis of the capital stock of Primal is to be reasonably stated in the amount of $3.15 million, or $0.16 per share based on 19,696,957shares of common stock issued and outstanding after the distribution. If necessary, SE Biz Val will update its appraisal of the fair market value of the Primal common stock received as of the distribution date.

   In accordance with its engagement letter, SE Biz Val has addressed its report solely to the Board of Directors of Avery for its use in connection with its review and evaluation of the distribution. Pursuant to its engagement letter, SE Biz Val received a fee of $25,000 upon the delivery of its appraisal and Avery has agreed to indemnify SE Biz Val for certain liabilities which may arise out of the rendering of SE Biz Val's appraisal.

Accounting Treatment

   As part of the distribution, Avery will restate its consolidated financial statements to reflect Primal as a discontinued operation. Because the distribution is comprised of an ongoing business, the distribution will be recorded at historical value.

        MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO
                              AVERY'S STOCKHOLDERS

   The following discussion summarizes the material U.S. federal income tax consequences of the distribution that affect our stockholders and does not address all of the aspects of federal income taxation that may be relevant to our stockholders. This discussion is based on current provisions of the Internal Revenue Code of 1986, existing, temporary and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. No assurance can be given that future legislation, regulations, administrative rulings and court decisions will not significantly change these authorities, possibly with retroactive effect. Stockholders should note that this discussion is not binding on the Internal Revenue Service or the courts and that Primal has not sought, and does not intend to seek, a ruling from the IRS as to any of the federal income tax consequences to our stockholders of the distribution, and no opinion of counsel has been, or will be, rendered to us or our stockholders with respect to any of the federal income tax consequences of the distribution. The following discussion summarizes the material U.S. federal income tax issues raised by the distribution and does not reflect either the special circumstances that may be relevant to a particular stockholder or the effect of the distribution under the tax laws of any state, local or foreign jurisdiction.

   As previously discussed, Avery has authorized the distribution of Primal to its stockholders. Avery will be required to recognize gain on the distribution to the extent of the excess, if any, of the fair market value of Primal common stock over its adjusted basis in the hands of Avery. In order to determine such fair market value for this purpose, an appraisal of Primal will be made by SE Biz Val, LLC as of the date of the distribution. SE Biz Val has provided an appraisal of Primal as of September 15, 2000, of $3.15 million, or $.16 per share based on a minimum of 19,696,957 shares of Primal common stock outstanding after the distribution. Therefore, based on the SE Biz Val appraisal, the fair market value of Primal would be $.16 per share. The final per share value of the Primal common stock will be determined as of the distribution payment date and will depend on the valuation of Primal as of such date and the actual number of shares of Primal common stock issued in the distribution. If necessary, SE Biz Val will update its appraisal of the fair market value of the Primal common stock received in the distribution as of the distribution payment date.

   For federal income tax purposes, the distribution of our common stock to the Avery stockholders will be treated as a dividend to the extent of Avery's current and accumulated earnings and profits, which are estimated to be $0.015 per share. To the extent the distribution is not a dividend, the distribution should be treated as a return of capital to the stockholders that is to be applied against, and in reduction of, the adjusted basis of the Avery stock. If the distribution exceeds the adjusted basis of the Avery stock, the excess will be taxed as a capital gain.

   Avery stockholders that are corporations generally will qualify for the 70% corporate dividends-received deduction subject to satisfaction of the requisite minimum holding period and other applicable requirements. If the dividend is an "extraordinary dividend," as defined by Section 1059(c) of the Internal Revenue Code, a corporate stockholder generally will be required to reduce its basis in its Avery common stock by the amount of the dividends-received deduction it was allowed. An "extraordinary dividend" with respect to common stock is one in which the amount of such dividend equals or exceeds 10% of the stockholder's adjusted basis in its Avery common stock (5% in the case of stock which is preferred as to dividends) and the corporate stockholder had not held the Avery common stock for more than two years as of August 10, 2000 (the date the distribution was first announced publicly).

   Each stockholder's basis in the shares of Primal common stock he or she receives will be equal to the fair market value of these shares on the date of the distribution. Each stockholder's holding period for tax purposes under the Internal Revenue Code for the shares of Primal common stock received in the distribution will begin on the day after the date of the distribution.

   Payments to a stockholder in connection with the distribution may be subject to "backup withholding" at a rate of 31%, unless the stockholder is a

  . corporation or comes within certain exempt categories and, when required, demonstrates this fact, or

  . provides a correct tax identification number to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

   A stockholder who does not provide a correct tax identification number may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against the stockholder's federal income tax liability provided the required information is provided to the IRS.

   Payment to foreign stockholders may be subject to withholding on the portion of the distribution treated as a dividend for U.S. income tax purposes.

   Because individual circumstances may differ, each stockholder should consult such stockholder's own tax advisor concerning the summary of the material U.S. federal income tax consequences set forth above to determine the applicability of the rules discussed above and the particular tax effects to such stockholder of the distribution, including the application and effect of state, local, foreign and other income tax laws and changes thereto.

                               MARKET INFORMATION

   There is currently no public trading market for our securities. No amount of our authorized common stock is subject to outstanding options or warrants to purchase, or securities convertible into, our common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus.

Selected Financial Information Line Item Explanations

   Primal's revenues are primarily derived from the sale of software licenses and related services to telecommunications and Internet carriers. Primal's revenues are derived from 16 customers located throughout the world.

   System revenues consist of software license fees charged to Primal's customers for their use of its software. Software license fees include one time and recurring license charges, and license upgrade charges for Primal's customer management and billing, intelligent switch mediation, and customer analytics products. Software license fees are volume sensitive and generally are based on the number of subscribers, call records, or number of users.

   Service revenues are generated by Primal providing services relating to its software products. These services include maintenance fees, installation services, training, and custom software development.

   Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of the American Institute of Certified Public Accountants Statement of Position 97-2, as amended ("SOP 97-2"), are met. If the requirements of SOP 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element, are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenue from post-contract customer support is deferred and recognized ratably over the term of the contract. Revenues from services are recognized as the services are performed under the agreements.

   Primal believes that future license revenues will be generated from three sources: license fees from new customers; license fees for new products to existing customers; and growth in the subscriber base, call record volume and/or number of software users of its existing customers, which will lead to increased revenue from these volume-based licenses.

   System cost of revenues includes hardware costs and software license fees paid to third-parties under equipment resale and technology license arrangements.

   Service cost of revenues includes all costs associated with the customer service organization, including staffing expenses, travel, communications costs, and other support costs related with installing, training, providing help desk services, and customization for Primal's software products.

   Operating expenses are comprised of sales and marketing costs, research and development, and general and administrative costs.

   Sales and marketing costs include salaries and benefits, commissions, trade shows, advertising and promotional and presentation materials.

   Research and development costs consist of salaries and benefits and other support costs.

   General and administrative costs consist of general management and support personnel salaries and benefits, information systems costs, legal and accounting fees, travel and entertainment costs and other support costs.

   Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, goodwill and other intangibles. Asset lives range between three and fifteen years.

   Since the components of "Other income, net" change on a period to period basis, the items included in this line are explained in the analysis below.

Results of operations for the nine months ended September 30, 1999 and 2000

   The following table sets forth selected income statement lines in thousands of actual dollars. The 1999 figures are for Primal Systems, Inc., which is the predecessor company. The 2000 figures are for Primal Solutions, Inc., which is the successor company.

Statement of Operations Data

                                                          Nine Months Ended
                                                            September 30
                                                       ------------------------
                                                           1999         2000
                                                       ------------  ----------
                                                       (Predecessor) (Successor)
REVENUES:
System revenue........................................    $1,143      $ 2,051
Service revenue.......................................     5,448        4,203
Total Revenues........................................     6,591        6,254
COST OF REVENUES:
System revenue........................................        60          202
Service revenue.......................................     3,455        3,021
Total cost of revenues................................     3,515        3,223
GROSS MARGIN..........................................     3,076        3,031
OPERATING EXPENSES:
Research and development..............................       787        2,853
Sales and marketing...................................     1,107        1,661
General and administrative............................     1,778        2,356
Total operating expenses..............................     3,672        6,870
INCOME (LOSS) FROM OPERATIONS.........................      (596)      (3,839)
INTEREST AND OTHER EXPENSE............................      ( 81)        (130)
INCOME (LOSS) BEFORE INCOME TAXES.....................      (677)      (3,969)
INCOME TAX PROVISION (BENEFIT)........................         1         (668)
NET INCOME (LOSS).....................................    $ (678)     $(3,301)

Total Revenue

   Total revenue decreased to $6.3 million for the nine months ended September 30, 2000, from $6.6 million for the nine months ended September 30, 1999.

   System revenue increased to $2.1 million, or 33% of total revenues, for the nine months ended September 30, 2000, from $1.1 million, or 17% of total revenues, for the nine months ended September 30, 1999. The increase in the dollar amount of system revenues resulted primarily from an increase in license renewals and upgrades.

   Service revenue decreased to $4.2 million, or 67% of total revenues, for the nine months ended September 30, 2000, from $5.4 million, or 83% of revenues, for the nine months ended September 30, 1999. The net decrease in the dollar amount of service revenues resulted from a decrease in customization revenues and an increase in maintenance contract revenues. The relative amount of service revenue as compared to system revenue has varied based on the volume of license fees for software solutions compared to the volume of license fees for additional users and additional subscribers, which generally do not require services. In addition, the amount of services we provide for a software solution can vary greatly depending on the solution which has been licensed, the complexity of the customer's information technology environment, the resources directed by the customers to their implementation projects, the number of users and subscribers licensed and the extent to which consulting organizations provide services directly to customers.

Cost of Revenues

   Total cost of revenues decreased to $3.2 million, or 52% of total revenues, for the nine months ending September 30, 2000, from $3.5 million, or 53% of total revenues, for the nine months ended September 30, 1999.

   Cost of system revenue consists primarily of computer hardware resale and license fees paid to third parties under technology license arrangements and have not been significant to date. The increase in system cost of revenue as a percentage of system revenue from 5% of revenues for the nine months ended September 30, 1999, to 10% of revenues for the nine months ended September 30, 2000 is primarily due to the sales mix of software license versus hardware and third party products.

   Cost of service revenue consists primarily of the costs of consulting and customer service and support. Cost of service revenue decreased to $3.0 million, or 63% of service revenue, for the nine months ending September 30, 2000 from $3.5 million, or 72% of service revenues, for the nine months ending September 30, 1999.

Research and Development

   Research and development expenses consist primarily of personnel, and related costs associated with our product development efforts. Research and development expenses increased to $2.9 million, or 46% of total revenues, for the nine months ended September 30, 2000, from $0.8 million, or 12% of total revenues for the nine months ended September 30, 1999. The increase is primarily due to increased staffing around our Outfront CRM software product and our continuing efforts to upgrade our Connect CCB product.

Sales and Marketing

   Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the cost of trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses increased to $1.7 million, or 27% of total revenues, for the nine months ending September 30, 2000, from $1.1 million, or 17% of total revenues, for the nine months ending September 30, 1999. The increase in dollar amount is primarily due to an increase in the number of direct sales, pre-sales support and marketing employees.

General and Administrative

   General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance, administrative, facilities and information services personnel. General and administrative expenses increased to $2.4 million, or 38% of total revenues for the nine months ending September 30, 2000 from $1.8 million, or 27% of total revenues for the nine months ended September 30, 1999 primarily due to the goodwill amortization from the Avery acquisition.

Interest and Other Expense, net

   Other expense increased to $130,000 for the nine months ending September 30, 2000, from $81,000 for the nine months ending September 30, 1999. The increase is primarily due to an increase in interest expense related to a note payable to Corsair Communications, Inc.

Income Tax Provision

   The income tax provision for the nine months ended September 30, 1999 consisted of minimum state taxes due to the operating loss for the period. The income tax benefit for the nine months ended September 30, 2000 was due to the carryback of previously recorded income taxes due to the operating loss for the period.

Other

   Depreciation and amortization expense included in the results of operations for the nine months ended September 30, 1999 and 2000 was $233,000 and $934,000, respectively.

Results of Operations for the years ended December 31, 1998 and 1999

   The following table sets forth selected income statement lines in thousands of actual dollars. The Statement of Operations Data is derived from our audited calendar 1999 and 1998 financial statements. The 1998 figures are for Primal System, Inc., which is the predecessor company. The 1999 figures are for Primal Solutions, Inc., which is the successor company, for the three months ended December 31, 1999 and for Primal Systems, Inc. for the 9 months ended September 30, 1999.

Statement of Operations Data

                                                                  Year Ended
                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
REVENUES:
System revenue................................................. $1,459  $ 2,782
Service revenue................................................     --    8,357
Total revenues.................................................  1,459   11,139
COST OF REVENUES:
System revenue.................................................  1,044      104
Service revenue................................................     --    4,480
Total cost of revenue..........................................  1,044    4,584
GROSS MARGIN...................................................    415    6,555
OPERATING EXPENSES:
Research and development.......................................    276    1,331
Sales and marketing............................................    191    1,539
General and administrative.....................................    182    2,589
Total operating expenses.......................................    649    5,459
INCOME (LOSS) FROM OPERATIONS..................................   (234)   1,096
INTEREST AND OTHER EXPENSE.....................................    (31)    (146)
INCOME (LOSS) BEFORE INCOME TAXES..............................   (265)     950
INCOME TAX PROVISION...........................................     (1)    (669)
NET INCOME (LOSS).............................................. $ (266) $   281

Total Revenue

   Total revenue increased to $11.1 million for the year ended December 31, 1999, from $1.5 million for the year ended December 31, 1998.

   System revenue increased to $2.8 million, or 25% of total revenues, for the year ended December 31, 1999, from $1.5 million, or 100% of total revenues, for the year ended December 31, 1998. The increase in the dollar amount of system revenues resulted primarily from an increase in license renewals and upgrades.

   Service revenue increased to $8.4 million, or 75% of total revenues, for the year ended December 31, 1999. There was no service revenue in 1998. The increase in the service revenue resulted primarily from the increase in number of licenses sold to new customers. The relative amount of service revenue as compared to system revenue has varied based on the volume of license fees for software solutions compared to the volume of license fees for additional users and additional subscribers, which generally do not require services. In addition, the amount of services we provide for a software solution can vary greatly depending on the solution which has been licensed, the complexity of the customer's information technology environment, the resources directed by the customers to their implementation projects, the number of users and subscribers licensed and the extent to which consulting organizations provide services directly to customers.

Cost of Revenues

   Total cost of revenue increased to $4.6 million, or 41% of total revenues, for the year ended December 31, 1999, from $1.0 million, or 72% of total revenues, for the year ended December 31, 1998.

   Changes in system cost of revenue as a percentage of system revenues from 1998 to 1999 are a result of changes in Primal's business model. In 1998, cost of revenue was primarily the cost of third party database software which was resold. In 1999, the revenue stream changed from selling third party software to selling software developed by Primal. In 1999, cost of system revenue consists primarily of computer hardware resale and license fees paid to third parties under technology license arrangements and were not significant.

   Cost of service revenue consists primarily of the costs of consulting and customer service and support. Service revenue and cost of revenue increased in 1999 due to the expansion of our business.

Research and Development

   Research and development expenses consist primarily of personnel, and related costs associated with our product development efforts. Research and development expenses increased to $1.3 million, or 12% of total revenues, for the year ended December 31, 1999, from $0.3 million, or 19% of total revenues for the year ended December 31, 1998. The increase is primarily due to increased staffing for our Outfront CRM software product and upgrading our Connect CCB product.

Sales and Marketing

   Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the cost of trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses increased to $1.5 million, or 14% of total revenues, for the year ended December 31, 1999, from $0.2 million, or 13% of total revenues, for the year ended December 31, 1998. The increase in dollar amount is primarily due to an increase in the number of direct sales, pre-sales support and marketing employees.

General and Administrative

   General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance, administrative, facilities and information services personnel. General and administrative expenses increased to $2.6 million, or 23% of revenue for the year ended December 31, 1999, from $0.2 million, or 12% of revenue for the year ended December 31, 1998. The increase in dollar amount was primarily attributable to an increase in the number of executive, finance, information services, facilities, and administrative employees due to expansion of our business and an increase in goodwill amortization.

Interest and Other Expense, net

   Other expense increased to $146,000 for the year ended December 31, 1999, from $31,000 for the year ended December 31, 1998. The increase is primarily due to in increase in interest expense related to a note payable to Corsair Communications, Inc.

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Income Tax Provision (Benefit)

   We generated a loss in 1998 and since the utilization of these losses in future periods could not be assured, no income tax benefits were recorded for the year ended December 31, 1998. The income tax provision of $669,000 for 1999 was computed based on the income generated during the three months ended December 31, 1999 after the Avery acquisition. The provision was computed as if Primal were a separate tax payer.

Other

   Depreciation and amortization expense included in the results of operation for 1998 and 1999 was $14,000 and $426,000, respectively.

Liquidity and Capital Resources

   Our cash balance decreased to $1.3 million at September 30, 2000, from $1.7 million at December 31, 1999, primarily due to operating requirements offset by the $2.0 million additional capital contributions from Avery. Our working capital deficit at September 30, 2000 was $135,000 compared to $245,000 as of December 31, 1999. The increase in working capital was primarily due to an increase in accounts receivable of $255,000, an increase in prepaid expenses of $413,000, a decrease in income tax payable of $668,000 offset by an increase in deferred revenue of $943,000. Net cash used in operating activities was $2.7 million for the nine months ending September 30, 2000, as compared to cash provided by operating activities of $3.2 million for 1999.

   We generated cash from the collection of advances to Avery of $336,000 and an additional investment of $2.8 million during 2000, whereas during 1999, we advanced Avery funds of $370,000. We also received cash of $401,000 from the Avery acquisition.

   We acquired property and equipment valued at $735,000 during 2000 and $871,000 during 1999. Of the $735,000 and $871,000 in property and equipment acquired in 2000 and 1999, $438,000 and $12,000 were acquired through capital leases for computer equipment and software.

   Our cash balance increased to $1.7 million at December 31, 1999, from $28,000 at December 31, 1998, primarily due to operating activities offset by decreases resulting from investing and financing activities. Our working capital deficit at December 31, 1999 was $245,000 compared to a $80,000 as of December 31, 1998. Net cash provided by operating activities was $3.2 million for the year ended December 31, 1999, as compared to cash used in operating activities of $105,000 for 1998. The net cash provided by operating activities during 1999 was primarily due to a $1.0 million decrease in accounts receivable, a $1.2 million increase in accounts payable and accrued liabilities, a $458,000 decrease in other assets and net income of $281,000. The net cash used by operating activities during 1998 was primarily due to a $266,000 net loss, a $101,000 increase in accounts receivable and prepaid expenses offset by a $174,000 increase in accounts payable and accrued liabilities.

   We used cash in investing activities of $828,000 during 1999 versus $3,000 during 1998, by purchasing property and equipment for $860,000 in cash and advancing funds to Avery of $370,000. These uses of cash were offset by $401,000 of cash received from the Avery acquisition.

   We used cash in financing activities of $286,000 in 1999 versus cash provided by financing activities of $96,000 in 1998. During 1999, we repaid long-term borrowings by $301,000 while during 1998 borrowed an additional $100,000.

   We presently estimate that our capital expenditures during the next twelve months will be approximately $37,000.

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

   We believe that existing cash balances, combined with cash generated from operations and a reduction in our operating expenses, will be sufficient to support our working capital requirements through the next twelve months. We are actively seeking additional financing that includes a working capital line of credit, bridge and permanent financing and strategic financial partners. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock. We cannot, however, be certain that additional financing will be available to us on acceptable terms when required, or at all.

Recently Issued Accounting Procedures

   In 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which Primal is required to adopt effective in its fiscal Year 2001. SFAS No. 133 will require Primal to record all derivatives on the balance sheet at fair value. Primal does not currently engage in hedging activities but will continue to evaluate the effects of adopting SFAS No. 133. Primal will adopt SFAS No. 133 in its fiscal Year 2001.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC and was effective the first fiscal quarter of fiscal years beginning after December 15, 1999, and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board opinion No. 20, Accounting Changes. Subsequently, SAB No. 101A and No. 101B were issued to delay the implementation of SAB No. 101. It will be effective for Primal in the fourth quarter of fiscal 2001. Primal is currently evaluating the impact, if any, SAB No. 101 will have on its financial position or results of operations.

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

                                    BUSINESS

Business Overview

   Primal, and its subsidiary Wireless Billing Systems, develop, market and support customer management and billing software (CM&B), customer analytics software, and switch mediation software for providers of voice and data transmission services using the Internet and wireless networks. Voice over IP, also known as Internet telephony, is the transmission of voice communications over public or private networks, using Internet protocol, commonly referred to as IP. Internet protocol is the process by which data is transmitted from one computer to another on the Internet. Wireless communications, such as cellular and paging, utilize radio frequencies to transmit and receive voice and data services.

   Primal's software products, Connect CCB(TM) for customer management and billing, Access IM(TM) for switch mediation, and Outfront CRM(TM) for customer analytics, form an integrated product suite which enables communications service providers to manage all aspects of the customer relationship from one system, including mission critical functions such as account creation, service initiation, customer care and billing. It also collects the data necessary to track and analyze service usage on an individual customer basis. Primal's integrated product suite can support both start-up service providers, with few customers, as well as large established service providers with millions of customers, across both IP and Wireless networks. Primal software operates with telecommunications equipment from major manufacturers such as Cisco Systems, Inc., Lucent Technologies Inc., and Nortel Networks Inc. Primal's products currently support more than eleven million customers across our current base of more than 16 customers worldwide.

Industry Background

   The growth of the global telecommunications market has been explosive, with revenues for the industry more than doubling every year since 1996, which was the year the local exchange market was deregulated by the Telecommunications Act of 1996. These industry growth rates, however, may not reflect Primal's growth rate. In addition to the events in the United States, there have been similar deregulation and privatization trends in Canada, Latin America, Europe and Asia, which have increased competition worldwide by allowing new entrants into the market.

   These vast changes in the communications environment, particularly the growth of Internet usage and other data services, have spawned a new generation of integrated communications service providers, known as ICPs, that bundle a variety of communications services for sale to their customers. This merging of formerly separate services, known as "convergence," has created the framework for new market entrants and incumbent providers to aggressively move toward multi-service market offerings. ICPs can be incumbent service providers, such as AT&T, Worldcom, Sprint and BellSouth, who historically offered a single service but are adding cable television, wireless telecommunications, Internet access or other services, as well as new market entrants, such as Level 3 Communications and Qwest Communications International and other emerging regional ICPs.

   As customers seek the best value for these new communications services, the rate of customer turnover, also known as "customer churn," has increased dramatically. To win new and retain existing customers, ICPs are striving to distinguish themselves from their competitors by focusing on rapid new service deployment, increased and highly focused marketing activities, attractive new rate programs and creative price discounting and product bundling. The business systems needed to support these efforts are required to provide an unprecedented level of flexibility to meet changing business requirements and system scalability associated with the increasing number of customers and associated transactions.

Current Industry Trends

   We believe the emerging IP and wireless marketplace for IP based services is set to attain explosive growth over the next five years, based on the opportunity to bring low cost, traditional and enhanced voice and

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

data services to businesses and consumers alike. These services allow ICPs to offer stand alone, additional or convergent services either to attract new customers or "lock in" existing customers with robust and competitive solutions.

   The Yankee Group projects the overall market opportunity for vendors of CM&B, switch mediation, and analytics software for IP based services to grow from $300 million dollars in 1999 to $7.7 billion dollars by 2004.

   Traditional telephone communications are transmitted through networks based on circuit switching technology that requires an open connection to be established and maintained between calling parties for the entire path and duration of a call. Communications using IP are transmitted through the public Internet and private networks based on Internet protocol that was initially developed for transmitting data, such as e-mail. These networks do not require an open circuit for the entire path or duration of the transmission. In a network using IP technology, the data is divided into compressed packets that are sent to a final destination where they are reassembled back to their original order. In this type of network, multiple streams of information can travel through different paths in the network, allowing a more efficient use of the network. In recent years, the improvements in the technologies used in IP networks have led to an increase in the use of this type of network to transmit both voice and data over what are known as convergent networks.

   Communications transmitted over IP networks offer a number of advantages to customers over traditional telecommunications networks. Providers of voice over IP services can offer their customers enhanced voice and data communications services and applications. The technology engaged in IP networks offers superior bandwidth and lower capital costs than traditional telecommunications networks and allow both existing and emerging ICPs to offer highly competitive services that benefit from low cost deployment. ICPs using IP networks can offer additional enhanced services such as:

  . voice over Internet protocol;

  . unified communications (single source retrieval of voice mail, faxes, emails, through the Internet or by phone);

  . mobile commerce (using a wireless device such as a cellular phone to connect to the Internet to purchase goods or services);

  . wireless Internet service provider (receiving internet data such as email, on a mobile device such as a cellular phone or pager); and

  . personal computer to phone service (permit a customer to place a call through a personal computer and speak to another party on a standard telephone).

   Several network manufacturers, notably Cisco, Nortel and Lucent Technologies, are providing bridge technology to provide both fixed land line communications providers and wireless communications service providers the ability to capitalize on IP networks. These manufacturers' introduction of products that convert wireless and land line voice and data traffic into IP packets is now resulting in a convergent marketplace where ICPs can offer a range of competing services.

   The result is demand for software products that can manage and leverage traditional circuit switched telephone networks, wireless, and IP technology in a variety of combinations to offer robust and innovative services to both businesses and consumers.

Communications Operational Support Systems

   At the heart of an ICP business is its' operational support systems, commonly referred to as OSS. These systems play a critical role in the organization because they manage such key functions as activating a customer's service, tracking and billing for usage, and managing the provider-customer relationship.

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

Limitations in a provider's operational support systems can increase the provider's operating costs, as well as prevent it from offering new services or marketing programs. Inflexible systems can impair the service provider's competitiveness and financial performance.

   Three key components of a service provider's overall operational support systems include:

  . customer management and billing systems;

  . customer analytics; and

  . network mediation.

Customer Management and Billing Systems

   Customer management and billing systems, commonly referred to as CM&B systems, are critical components of any ICPs system infrastructure because they enable the execution of key business functions such as customer relationship management, service activation, marketing and rate plan development, and tracking and billing for usage.

   Today, an intensely competitive telecommunications market typically offers very little differentiation in basic voice and data services. Sophisticated customer management and billing software can provide a competitive advantage as service providers attempt to differentiate themselves by providing superior features, like mobile commerce, pricing discounts based on the volume of service usage, innovative rate plans, and bill presentment and payment over the Internet.

   As providers of IP-based services continue to expand their service offerings, and as wireless service providers continue to offer Internet-based services over mobile devices, they will increasingly need products that allow them to monitor and bill their customers based on the type and content of services provided over either, or both, networks. As a result, we believe this trend will increase the demand for sophisticated customer management and billing products with broad capabilities in both IP and wireless markets.

   Traditional CM&B systems are typically:

  . Designed to support a particular type of service provider, such as either
    IP or land line, or wireless only. As a result, they generally are unable to support multiple services or convergent networks efficiently;

  . Require system integration with other vendor's products to collect usage data from the ICP's network. This process of collecting data from the ICP's network is commonly referred to as mediation;

  . Designed to support a specific size of network. Therefore, these systems can be very costly to accommodate a growing customer base and a more diverse product offering;

  . Limited to periodic, or "batch-oriented", processing, and cannot provide the instant, or "real-time," processing typically required by providers of IP-based services. Conversely, these systems may also be designed for real-time processing only, which often requires excessive hardware to provide reasonable processing capabilities; and

  . Unable to provide the flexibility necessary to introduce new products and service across convergent networks.

   Service providers offering voice and data services over IP and-wireless networks typically require CM&B solutions that:

  . Can handle authentication, authorization and customer management needs in real-time in order to determine the types of services to which the customer is entitled, as well as any applicable limits to the availability of the services;

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  . Provide interoperability with the IP telecommunications equipment of major manufacturers in order to accommodate IP network infrastructures that are composed of equipment of multiple vendors;

  . Provide interoperability with the wireless telecommunications equipment of major manufacturers in order to accommodate wireless network infrastructures that are composed of equipment of multiple vendors;

  . Can be easily increased to support changes in the size and configuration of a voice over IP provider's system; and

  . Can be easily adapted to support new products and services.

Customer Analytics

   Customers continue to have greater freedom of choice for their communications needs and, consequently, core communications services have become commodities in this highly competitive market. As customers seek the best value for communications services, the rate of customer turnover, or "customer churn," has increased dramatically. As a result, service providers must find new ways to distinguish themselves from their competitors to win new customers as well as retain their existing customers. Service providers are seeking to acquire new customers by focusing on rapid deployment of new services, increased and focused marketing activities, attractive new rate programs and creative price discounting.

   Customer intelligence is required for enterprises to develop customer-focused business models founded on a comprehensive understanding of individual customer relationships. Traditionally, businesses have managed these relationships by functional departments, such as marketing, sales and customer support, and customer information has been isolated within these departments. In contrast, competition today dictates that service providers must integrate customer information across functional departments to maximize the value of the entire customer lifecycle, from initial identification through acquisition and retention. By using current and historic customer intelligence to personalize the customer relationship, service providers can maximize loyalty and profitability throughout the customer lifecycle.

   Traditional operational support systems such as CM&B and switch mediation systems capture large volumes of important customer and operational data. This increase in data sources makes the challenge of integrating and analyzing the information generated throughout the customer lifecycle more difficult. The sheer volume and variety of customer data, however, creates a competitive opportunity for businesses that can effectively integrate, analyze and act on this information. Traditionally, businesses tried to analyze this valuable data by piecing together generic products that addressed narrow and discrete analytical needs. These products include data extraction tools to access data, online analytical processing tools to analyze and model data, data mining technologies to identify patterns in data, and report generators to present the information. Piecing together these disparate tools to create a piecemeal system typically requires significant amounts of time and system integration, resulting in a solution that is difficult to maintain and poorly suited to quickly adapt to new business requirements.

   Historically, the ICP has also been challenged to translate the data and reporting into actions quickly to ensure the customer needs are met in a manner that best supports their retention and profitability. The ability to automate these actions to ensure their timely execution is critical to developing and retaining longstanding relationships with the customer.

   With the increase in competition in the communications market brought on by deregulation and technology increases, service providers are challenged continually to acquire more customers, to maximize profitability, and retain them. We believe that today's carriers are looking for ways to differentiate themselves from the competition by personalizing their service to customers and understanding individual behavior patterns. We also believe that what is fundamentally needed is the ability to gather information from various business operations into one database, and proactively use that data to address important issues including customer valuation, retention, revenue assurance and marketing campaign effectiveness.

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

Mediation

   Mediation software plays a key role in any ICP's network infrastructure. These critical systems are designed to enable the collection and aggregation of network usage, traffic and transaction data from network elements, such as routers, switches, firewalls, and servers. These systems also synthesize the data into the information and formats required by the billing, customer care, price modeling, customer retention, fraud management, service level verification and other operations and business support systems of the ICP.

   ICPs can use this real-time data to charge appropriately for network services based on factors such as usage time, transactions, events, content or volume. These network services include voice communications, web-site hosting, application renting, video conferencing, movies/video on demand, audio over IP, unified messaging, network games, voice-mail, fax over IP, e-mail and file transfers. This detailed network information can also be used to support customer relationship management, customer retention and fraud management applications.

   Mediation software also serves to act as a buffer for the downstream applications, which are the software systems that utilize information provided by the mediation system. Should any of these downstream systems be down or offline, the mediation platform must store the event records until the systems are back up and running properly.

   Mediation platforms play a critical role in the introduction of additional services. The flexibility and speed at which interfaces can be provided to new network elements or switches has a serious impact on the service provider's ability to introduce new services and subsequently bill and collect revenues.

The Primal Solution

   Primal's software suite, Connect CCB, Access IM, and Outfront CRM, are specifically designed to address the complex provisioning, customer management, reporting and marketing needs of providers of IP and wireless communications services. Our solution is designed for flexibility and scalability and addresses the business critical needs for highly efficient, reliable, and integrated OSS systems.

   Connect CCB, Access IM, and Outfront CRM are designed to enable service providers to capture these key business benefits:

  Integrated Solution. Connect CCB, Access IM and Outfront CRM have been designed to address the business requirements of the new generation of emerging convergent communications providers, including voice over IP and wireless communications. The key OSS requirements for mediation, customer management, billing, and customer analytics are provided in Primal's integrated software solution. This integrated approach:

  . Increases revenues by shortening the initial time required for a new market entrant to launch its business by reducing system integration requirements and implementation time frames;

  . Provides broad functionality to support a broader range of services including voice and data over wireless networks, voice and data over IP networks, as well as convergent services such as mobile commerce and wireless Internet services;

  . Simplifies the information system infrastructure resulting in more efficient system management;

  . Simplifies the vendor-customer relationship by having a single point of customer support for problems rather than a number of vendors trying to decide who is responsible for addressing a particular issue; and

  . Ensures a smooth product upgrade across multiple product sets.

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  Reduced Costs. Connect CCB, Access IM, and Outfront CRM provide a packaged
  OSS solution for ICP's to manage the customer relationship from collecting the usage information from the network to customer payment, providing a comprehensive suite of functions and the ability to offer multiple, convergent communications services within a single, unified invoice. In addition, Connect CCB is available in pre-configured "quick start" packages, which enable providers to launch services rapidly with minimal system implementation costs because the services are already configured in the system. Customers may access their services and billing information and make payments over the Internet, which reduces the degree of costly person-to-person service required to satisfy a customer. Outfront CRM extends the versatility of Connect CCB and Access IM by providing an integrated customer analytics capability to assist in identifying high-value customers, high-margin products and services, and improving customer retention through better personalized service. This comprehensive solution also reduces the licensing and maintenance costs associated with buying separate software products from different vendors.

  Improved customer service and customer retention. Connect CCB, Access IM, and Outfront CRM enable a service provider to improve customer service, and thus customer retention providing access to more critical business information on their customers, from a single system. With Connect CCB, service providers can tailor their offerings across multiple services, create flexible invoices for all segments of their customer bases, and provide cross-service volume discounting. In addition, Connect CCB enables a customer service representative to provide customer care and responsiveness through real-time access to all necessary customer account information. Customers are also able to access their own account information 24 hours per day over the Internet. Outfront CRM integrates information from numerous points of customer interaction, or touch points, by pulling information from multiple data sources and transforming it into a standard format that can be analyzed. Our software then analyzes this reformatted information to provide a comprehensive view of customer lifecycle, from initial customer identification through acquisition and retention. Our products then allow businesses to translate this analysis into specific actions such as targeting profitable customers, personalizing customer interactions and identifying opportunities to sell complementary or higher-end products and services. By integrating, analyzing and acting on valuable customer information, our products assist businesses in building long-lasting and profitable customer relationships.

  Interoperability. Primal's OSS Suite is interoperable with the telecommunications equipment of most leading manufacturers, including Cisco, Lucent, Nortel, Motorola, Glenayre, and Alcatel. This interoperability enables our customers to use networks composed of equipment from multiple manufacturers. It also allows providers to upgrade network equipment without significant impact to mediation and CM&B systems. In addition, Connect CCB, Access IM, and Outfront CRM were designed to integrate with other applications. Our industry standards-based, open application programming interfaces, allow Primal's products to operate with other software programs without writing expensive custom software interfaces.

  Flexibility. Primal's suite of products supports both wireless and IP service providers. As a result, each service provider is able to tailor its deployment of Connect CCB, Access IM, and Outfront CRM to its specific business model. In addition, the service provider can utilize this tailoring capability to quickly introduce new offerings without the need for extensive software customization.

  Scalability. Primal's suite of products is benchmarked on equipment from leading manufacturers, such as Sun Microsystems, and is proven through production use by existing clients handling transactions for millions of customers. Providers are able to distribute database information and processing across multiple servers, which minimizes the impact of a server failure and maximizes system availability and reliability.

The Primal Strategy

   Our goal is to establish Primal's Connect CCB and Access IM, coupled with Outfront CRM, as the OSS software solution of choice for voice over IP and wireless-IP convergent communications providers. Key elements of this strategy are:

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  Establish Market Leadership Position

   Our objective is to establish Primal as a leading provider of customer management, switch mediation, and customer analytics software for the emerging communications market of providers of voice over IP and convergent IP-wireless communications services. We intend to accomplish this by taking advantage of our technological product advantages, comprehensive product functionality, strategic business partnerships, existing customer relationships, additional sales and marketing efforts, and scalable business model to establish, retain, and grow a widespread base of satisfied customers.

  Target Leading Communications Providers Worldwide

   The scalability, flexibility, and functionality of our products and services which we have proven through our existing customer installations will enable us to target new high growth providers of voice over IP and wireless-IP convergent services.

  Customer Relationships

   Our strategy is to maximize opportunities for long-term revenue growth by targeting service providers with excellent growth prospects and developing strong business relationships with them. We currently enjoy strong relationships with our current customers, allowing a continuing stream of additional sales opportunities through the addition of customers, add-on software sales, additional service revenues and software maintenance and support agreements.

Primal's Products and Services

  Product Overview

   Connect CCB provides integration of complex business functions such as account and service provisioning, customer management, rating, billing and payment processing. Connect CCB's design gives service providers the ability to deploy a convergent service offering, including multiple, usage-based services, such as mobile commerce, voice over IP and wireless Internet services. It provides for a single, unified invoice accessible and payable by the customer over the Internet. Connect CCB supports the Windows NT and Unix operating systems. Its industry standard-based APIs allow integration with a variety of operational and business support systems.

   Access IM directly interfaces with communications switches, network gateways, and enhanced service platforms. It collects, reformats, routes, and guarantees delivery in real time of data to one or more business applications. It is capable of communications with multiple input and output devices simultaneously, including different switch types, network elements, services, systems, and communications protocols. Access IM currently supports interfaces with wireless communications switches and network elements from companies such as Cisco, Nortel, Lucent, Motorola, Glenayre, and Alcatel. Its architecture is designed to be configurable to automate processes that otherwise would require significant human intervention.

   Outfront CRM provides customer and business intelligence necessary for service providers to develop customer-focused business models founded on a comprehensive understanding of individual customer relationships. It collects customer information across functional departments and provides analysis capabilities to provide insight into individual behavior patterns and business issues such as customer valuation, retention, profitability, revenue assurance and marketing campaign effectiveness. Once this customer intelligence has been developed, the service provider can initiate the necessary or appropriate actions to ensure that customer needs are met in a manner that best supports their retention and profitability.

   In addition to licensing our software products as a product suite, clients may, if desired, acquire individual licenses for each software application. New telecommunications companies tend to license our product suite, while established telecommunications companies tend to license individual software applications.

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Pricing

   Primal has structured the pricing of its products to accommodate its target customer segments, which range from start-ups to large communications carriers with millions of customers. Primal typically prices its products on a per customer basis or per call detail record basis, with customary volume discounts for the up front purchase of a large number of licenses. Supplemental purchases of additional software applications are also priced on the same basis, while maintenance and support contracts are priced as a percentage of the associated license revenues.

Customer Service and Technical Support

   We provide the following services:

   Professional consulting services. Primal provides a variety of professional consulting services to assist customers in the implementation, modification and customization of Primal's product suite.

   Training. We offer training programs for system operators, billing administrators and supervisors of customer service representatives. Our training programs are designed to provide customers with the tools and education they need to be able to train their own personnel on the effective use of our software products.

   Maintenance. We offer programs that provide customers with maintenance and support services for our products. These services are generally provided under maintenance agreements between our customers and us. These agreements entitle our customers to multiple levels of telephone technical support to customer questions or problems and routine software maintenance releases. We also provide customer self-service capabilities 24 hours per day through our maintenance tracking system which is accessible over the Internet.

   Third-party software and hardware fulfillment. When our customers require it, we provide third-party software and hardware products they may need to implement their systems. We provide products, such as the Windows NT operating system and Sun Microsystems hardware, that are used to run the Primal OSS Suite.

Marketing and Sales

   Marketing

   Our marketing programs are focused on creating awareness, interest and preference for our products and services. We engage in a variety of marketing activities, including:

  . Identifying industry trends;

  . Providing industry updates to company management and other key personnel;

  . Developing and supporting strategic marketing alliances;

  . Creating direct mail and direct response programs;

  . Conducting ongoing public and press relations programs;

  . Creating, managing and maintaining our web site;

  . Participating in key trade organizations and partnership programs with industry leaders; and

  . Establishing and maintaining close relationships with recognized industry analysts.

   Sales

   Our sales strategy is focused on targeting established and emerging voice over IP and wireless-IP convergent service providers, including carriers as new customers. Through our direct sales approach, we develop relationships with service providers through a problem-solving sales process and work closely with them to define and determine how our products can fulfill their needs. Through our indirect sales channel approach, we develop relationships with leading manufacturers of wireless and IP network infrastructure that can provide joint and independent sales opportunities. In addition, we develop relationships with professional services providers focused on the telecommunications market that can recommend our products and influence sales opportunities. In addition, we develop relationships with other leading communications-focused companies that offer products complementary to ours, and which can sell our products jointly with their solutions.

   Due to the sophisticated nature of our products and services as well as the rapid growth and rate of technological change in the marketplace, the duration of a sales cycle can range anywhere from 30 days to over one year.

   Another key aspect of our sales plan is leveraging our existing customer base. We plan to continue to provide excellent service and responsiveness, and continue to focus on understanding their evolving business requirements. As our customers grow organically or through acquisition, our business should grow with them.

Competition

   The market for our products is very competitive. We expect competition to increase in the future. Our principal competitors include billing and customer care system providers, operation support system providers, system integrators and service bureaus, and the internal information technology departments of larger communications companies, which may elect to develop operations support systems similar to those provided by our product rather than buying them from outside suppliers.

   Many of our current and future competitors may have advantages over us, including:

  . longer operating histories;

  . larger customer bases;

  . substantially greater financial, technical, sales and marketing resources;

  . greater name recognition; and

  . the ability to provide more easily a comprehensive hardware and software solution.

   Our current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third-parties that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products.

Research and Development

   Our research and develop organization is responsible for developing new software products, product architecture, core technologies, product testing, quality assurance and ensuring the compatibility of our products with hardware, switch network, and software platforms. In addition, this organization supports some pre-sales and customer support activities. Our research and development organization is divided into teams based around our products, Connect CCB, Outfront CRM, and Access IM. In addition, our professional services staff helps our research and development organization identify potential new product features.

Technology

   Primal's products were designed using an open architecture philosophy, which uses industry standards-based application programming interfaces, or APIs, to enable efficient integration with other software applications. This design philosophy also utilizes object oriented programming techniques, which enables the design and implementation of software based on reusable business objects rather than complex business code. Our architecture allows different software modules to be installed on different servers, providing for efficient software management and system growth. This capability permits a service provider to expand processing capability as its level of business grows without the need for an expensive re-design of the system or wholesale hardware replacement. Servers can be added to only the software modules that require additional processing capability. Our architecture allows service providers to purchase the entire suite of products, or only those applications they may require at the time. In addition, Primal's OSS Suite of products has been developed to interface with a wide variety of communications equipment. These interfaces can typically be developed very quickly due to our unique switch interface software, which is designed to facilitate introduction of new network elements with a minimum of custom programming.

Customers

   Our typical customers are providers of multiple communications services, including local, long distance, messaging and wireless voice communications, Internet access and other data communications services. Primal products support more than nine million of our customers' subscribers. The average number of subscribers that our customers have is over 700,000. Our smallest customer has over 35,000 subscribers, and we have four customers with over one million subscribers.

Intellectual Property

   Primal relies upon a combination of patent, copyright, trade secret and trademark law to protect its intellectual property. Primal currently has two U.S. patents related to its billing technology. In addition, Primal has eleven U.S. registered trademarks and five U.S. trademark applications pending. While Primal relies on patent, copyright, trade secret and trademark law to protect its technology, Primal believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to Primal's technology.

   Primal generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite Primal's efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology or to develop products with the same functionality as Primal's products. Policing unauthorized use of its products is difficult, and Primal cannot be certain that the steps it has taken will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, certain of Primal's license agreements require it to place the source code for its products into escrow. Such agreements generally provide that these parties will have a limited, non-exclusive right to use this code if there is a bankruptcy proceeding by or against Primal, Primal ceases to do business without a successor, or Primal discontinues providing maintenance and support.

   Substantial litigation regarding intellectual property rights exists in the software industry. Primal expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in its industry segments grows and the functionality of products in different industry segments overlaps. Some of Primal's competitors in the market for CM&B software may have filed or may intend to file patent applications covering aspects of their technology that they may claim Primal's technology infringes. Primal cannot be certain that any of these competitors will not make a claim of infringement against it with respect to its products and technology.

   Primal's success and ability to compete are substantially dependent upon its internally developed technology. However, portions of our products incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors. Primal may have to rely on third-party software vendors and developers to a larger degree in future products. Although Primal believes it could find other sources for these products, any significant interruption in the supply of these products could adversely impact Primal's sales unless and until it can secure another source.

Employees

   As of January 5, 2001, Primal, and its subsidiary Wireless Billing Systems, had 87 full-time employees. Neither Primal's nor Wireless Billing Systems' employees are represented by a union. Primal and Wireless Billing Systems each believes that its relationship with its employees is good. The loss of the services of one or more of Primal's key employees could harm its business. Primal's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, particularly in the Orange County, California area where Primal is headquartered. This is due to the limited number of people available with the necessary technical skills and understanding of the communications and Internet industries. There can be no assurance that Primal can retain or attract key personnel in the future.

Properties

   Primal leases approximately 27,000 square feet of general and administrative office space in Irvine, California. Primal's monthly rent is approximately $39,000. Primal's lease expires in April 2001. In November 2000, Primal entered into a new lease arrangement for its current office space. The new lease begins in May 2001 and expires in April 2007. The monthly rent will initially be approximately $63,000.

                               LEGAL PROCEEDINGS

   Primal is not currently a party to any material legal proceeding.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding the executive officers and directors of Primal:

Name                         Age                     Position
----                         ---                     --------
William Salway..............  61 Chief Executive Officer, President, Chief
                                 Operating Officer, and Director

Joseph R. Simrell...........  43 Chief Financial Officer, Vice President Finance
                                 and Administration, and Secretary

John Faltys.................  37 Chief Technology Officer and Executive Vice
                                 President, and Chairman of the Board of
                                 Directors

David Haynes................  35 Vice President Marketing, and Director

John R. Czapko..............  59 Vice President Sales

J. Alan Lindauer............  61 Director

Norman M. Phipps............  40 Director

   William L. Salway. Mr. Salway joined Primal in February 1999 as Vice President and General Manager, and became President and Chief Operating Officer in January 2000. From 1997 to January 1999, Mr. Salway served as President and Chief Operating Officer of GDI, Inc., an information technology company. From 1989 to 1997, Mr. Salway served as Vice President and President of Cair Systems, a software products company focused on the insurance industry. From 1986 to 1989, Mr. Salway served as President of DP Communications Corp., a telecommunications consulting company. Prior to 1986, Mr. Salway held various management positions at CTEL, Inc., United Technologies Corp., Lexar Corp., Citibank, and RCA Corp.

   Joseph R. Simrell. Mr. Simrell joined Primal in January 1999 as Chief Financial Officer and Vice President of Finance and Administration. From August 1997 to December 1998, Mr. Simrell served as an outside consultant to Primal. From November 1991 to July 1997, Mr. Simrell served as Executive Vice President and Chief Financial Officer of GDI, Inc. Prior to 1991, Mr. Simrell held various management positions at BellSouth, InteGroup, and SCI.

   John Faltys. Mr. Faltys founded Primal in November 1996 and has been Chief Technology Officer and a Director since its inception. In addition, Mr. Faltys served as President from inception to September 1999. Prior to founding Primal, Mr. Faltys was Vice President of Software Development for GDI, Inc., an information technology company, from November 1991 to September 1996.

   David Haynes. Mr. Haynes joined Primal in August 1997 as Vice President of Sales and Marketing and has served as Vice President of Marketing since May 2000. From May 1997 to September 1997, Mr. Haynes served as Senior Business Development Manager, at Deloitte & Touche Consulting Group/DRT Systems, a consulting firm. From January 1995 to April 1997, Mr. Haynes was Director of Sales at GDI. From December 1988 to January 1995, Mr. Haynes was one of the founding associates of ITX Technologies, a software company.

   John R. Czapko. Mr. Czapko joined Primal in November 2000 as Vice President of Sales. Prior to Primal, Mr. Czapko served as an executive recruiter, focusing on identifying and recruiting sales and marketing executives for high-growth technology companies. From 1997 to 1999, Mr. Czapko was Vice President of Sales and Marketing at OpTel, Inc. where he was responsible for the sales and marketing of telephone, HSDS high-speed Broadband Internet, and cable services in 14 major markets. From 1995 to 1997, Mr. Czapko was Director of Spectrum Management at PCS PrimeCo (now Verizon).

   J. Alan Lindauer. Mr. Lindauer has served as a director of Primal since August 2000 and as a director of Avery since November 1995. Mr. Lindauer also currently serves as President of Waterside Capital and has served as President of Waterside Management, Inc., a business consulting firm, since 1986. Mr. Lindauer has also served as a director of Commerce Bank of Virginia from 1986 to 1996 and served as chair of its Loan Committee, Norfolk Division, and a member of the Executive, Trust, Marketing, Compensation, and Mergers & Acquisition Committees.

   Norman M. Phipps. Mr. Phipps has served as a director of Primal since August 2000 and as a director of Avery since November 1995. Mr. Phipps is also a director of LogiMetrics, Inc., a company primarily involved in the manufacture of infrastructure equipment for the wireless broadband telecommunications market. Since July 2000, Mr. Phipps has served as Senior Vice President of Administration of LogiMetrics. Mr. Phipps has served as the President and Chief Operating Officer of LogiMetrics from April 1997 until July 2000, and also as interim Chief Financial Officer from March 1998 until July 2000. From May 1996 to April 1997, Mr. Phipps served as Chairman of the Board and Acting President of LogiMetrics. Mr. Phipps has served as a principal of two private investment firms, Phipps, Teman & Company, L.L.C. (from January 1994 to December 1997) and CP Capital Partners (from January 1991 to December 1993).

Compensation of Directors

   Each non-employee member of our board receives a one-time warrant to purchase 50,000 shares of common stock at an exercise price determined by our board at the time of issuance. The non-employee directors of Primal will also receive an annual stipend of $10,000, and $1,000 for each meeting attended, plus reimbursement of travel expenses.

Executive Compensation

   The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and our three next most highly compensated executive officers who earned more than $100,000 for the fiscal year ended December 31, 1999.

                      Summary Executive Compensation Table

                                                     Fiscal    Salary   Bonus
           Name and Principal Position             Year Ended   ($)      ($)
           ---------------------------             ---------- -------- -------
William Salway(1).................................    2000    $183,300 $87,500
 Chief Executive Officer and President                1999    $135,000 $72,250

John Faltys.......................................    2000    $144,800 $72,400
 Chief Technology Officer and Executive Vice          1999    $144,800 $78,788
 President

David Haynes......................................    2000    $124,800 $62,400
 Vice President Marketing and Business Development    1999    $124,800 $76,882

Joseph R. Simrell.................................    2000    $124,800 $62,400
 Chief Financial Officer and Vice President of        1999    $124,800 $76,882
 Finance and Administration

--------
(1) In addition to the amounts set forth in this table, Mr. Salway is entitled to receive approximately 400,000 shares of Primal's common stock upon completion of the distribution. At $0.15 per share, the aggregate value of these shares would be approximately $60,000. Mr. Salway will also be granted options to purchase an additional 400,000 shares of Primal's common stock upon completion of the distribution.

Employment Agreements

   Effective October 1, 1999, Mr. Salway entered into an employment agreement with Primal. Under his employment agreement, Mr. Salway serves as our President and Chief Operating Officer, subject to the power of the Board of Directors to elect and remove officers of Primal. The employment agreement, which was to have expired October 1, 2000, has been renewed through December 31, 2002. Mr. Salway will also serve as our Chief Executive Officer. Mr. Salway's initial base salary under the renewed agreement is $200,000 annually. In addition, Mr. Salway is entitled to receive bonuses based on performance goals established by the Board, to receive stock options, to participate in applicable incentive plans established by Primal, participate in Primal's hospitalization and major medical plans, or, at his option, be reimbursed for amounts paid by Mr. Salway for comparable coverage, rental of living accommodations in the Irvine, California area, monthly auto allowance, and such other bonuses as the Board may determine in its sole discretion. Mr. Salway also will receive a stock grant equal to 2% of the fully diluted shares of Primal on the date of distribution, and ten-year stock options equal to 2% of the fully diluted shares of Primal on the date of distribution. The strike price for the stock options will be determined on the date of grant. Primal will be responsible for the tax impact to Mr. Salway for the stock grant on the date of distribution.

   Effective September 30, 1999, Mr. Faltys entered into an employment agreement with Primal. Under his employment agreement, Mr. Faltys serves as Executive Vice President and Chief Technology Officer of Primal, subject to the power of the Board of Directors to elect and remove officers of Primal. The employment agreement expires September 30, 2001. Mr. Faltys' initial base salary is $144,800 annually. In addition, Mr. Faltys is entitled to receive bonuses based on performance goals established by the Board, to receive stock options, to participate in applicable incentive plans established by Primal, participate in Primal's hospitalization and major medical plans, or, at his option, be reimbursed for amounts paid by Mr. Faltys for comparable coverage, and such other bonuses as the Board may determine in its sole discretion.

   Effective September 30, 1999, Mr. Simrell entered into an employment agreement with Primal. Under his employment agreement, Mr. Simrell serves as Vice President of Finance and Administration and Chief Financial Officer of Primal, subject to the power of the Board of Directors to elect and remove officers of Primal. The employment agreement expires September 30, 2001. Mr. Simrell's initial base salary is $124,800 annually. In addition, Mr. Simrell is entitled to receive bonuses based on performance goals established by the Board, to receive stock options, to participate in applicable incentive plans established by Primal, participate in Primal's hospitalization and major medical plans, or, at his option, be reimbursed for amounts paid by Mr. Simrell for comparable coverage, and such other bonuses as the Board may determine in its sole discretion.

   Effective September 30, 1999, Mr. Haynes entered into an employment agreement with Primal. Under his employment agreement, Mr. Haynes serves as Vice President of Sales of Primal, subject to the power of the Board of Directors to elect and remove officers of Primal. The employment agreement expires September 30, 2001. Mr. Haynes' initial base salary is $124,800 annually. In addition, Mr. Haynes is entitled to receive bonuses based on performance goals established by the Board, to receive stock options, to participate in applicable incentive plans established by Primal, participate in Primal's hospitalization and major medical plans, or, at his option, be reimbursed for amounts paid by Mr. Haynes for comparable coverage, and such other bonuses as the Board may determine in its sole discretion.

   The employment agreements with Mr. Salway, Mr. Faltys, Mr. Simrell, and Mr. Haynes contain certain covenants by such employees not to compete with the business of Primal. A state court may determine not to enforce, or only partially enforce, these covenants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Notes Payable to Officers

   From January 1998 through December 1999, Faltys, Simrell, and D. Haynes advanced funds to Primal to provide working capital as needed. The notes payable aggregated $170,575 and $165,146 at December 31, 1999 and 1998, respectively. The notes bear interest at a rate of 6% per annum (effective rate at 10%). The principal and interest is payable in quarterly installments with all unpaid principal and interest due on September 30, 2001.

Distribution Agreement Loans

   On August 1, 2000, Avery loaned $398,000 to Faltys, $377,000 to each of Simrell and D. Haynes, $287,000 to Nielsen, and $41,500 to each of Anand, Cholappadi and Gupta. The loans are non-recourse, and none of the Old Primal Stockholders will have any personal liability for their repayment in excess of the collateral pledged to secure the repayment of the loans. To secure the repayment of the loans, however, each of the Old Primal Stockholders pledged to Avery, and granted to Avery a first priority security interest in, all shares of Avery series f preferred stock and Avery series g preferred stock beneficially owned by him on August 1 or thereafter acquired pursuant to the distribution agreement. Each of the loans bears interest at the rate of 6.6% per annum, the minimum applicable federal rate required to prevent imputed interest from being recognized for federal income tax purposes. Each of the loans is due and payable in full on August 1, 2002. From and after the distribution date, each of the Old Primal Stockholders will be permitted to sell the shares of Avery's preferred stock pledged as collateral to secure repayment of the loans if, and only if, all proceeds received upon any such sale are first applied to pay all accrued but unpaid interest on the loans and then to reduce the outstanding principal amount of the loans then outstanding.

The Distribution Agreement

   The Primal distribution is a related party transaction. Please read the discussion under the caption "The Primal Distribution" for information regarding this transaction.

                  LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 145 of the Delaware General Corporation Law

   Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(c) provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such defense.

   Section 145(d) provides that any indemnification under subsections (a) and
(b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

  . by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum;

  . by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

  . if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

  . by the stockholders.

   Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

   Our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves

  . a breach of the director's duty of loyalty to us or our stockholders,

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . liability for unlawful dividend payments or stock purchases or redemptions, or

  . a transaction from which the director derived an improper personal benefit.

   Our certificate of incorporation provides that we shall indemnify all persons whom we may indemnify to the fullest extent permitted by law.

Bylaws

   Our bylaws generally make mandatory the provisions of Section 145 of the Delaware General Corporation Law discussed above, including the advancement of expenses reasonably incurred in defending a claim prior to its final resolution, and provide that our directors and officers will at all times be indemnified to the maximum extent permitted by law.

Indemnification Agreements

   We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will provide our directors and executive officers with indemnification to the maximum extent permitted by law. These agreements also will include provisions requiring advancement of expenses, establishing procedures and standards for resolving claims, and providing for indemnification following a change of control of our company.

D&O Insurance

   We intend to have a directors' and officers' liability insurance policy to insure our directors and officers against losses resulting from wrongful acts committed by them in their capacities our directors and officers, including liabilities arising under the Securities Act.

SEC Policy on Indemnification

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         STOCK OWNERSHIP OF DIRECTORS,
                    EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

Beneficial Ownership

   The table following sets forth information regarding the beneficial ownership of common stock for each person who is known by us to be the beneficial owner of more than five percent of our voting securities, for each of our directors and named executive officers, and all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated.

   All information is as of the distribution date. As of such date, 20,346,957 shares of common stock will be outstanding.

   For purposes of this table, a person is deemed to be the "beneficial owner" of the number of shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

                                                    Number of         Percent
   Name of Beneficial Owner                          Shares           of Class
   ------------------------                         ---------         --------
   Mark J. Nielsen(1).............................. 3,119,227(2)        15.3%
   Arun Anand(3)................................... 2,033,379(2)        10.0%
   Mauari Cholappadi(4)............................ 2,033,379(2)        10.0%
   Sanjay Gupta(5)................................. 2,033,379(2)        10.0%
   Patrick J. Haynes, III(6)....................... 1,830,260(7)         9.0%
   Franklin Capital Corporation(8)................. 1,533,938            7.5%
   Stephen L. Brown(8)............................. 1,533,938(9)         7.5%
   Thurston Group, Inc............................. 1,025,917            5.0%
   William Salway(10)..............................   700,000(11)        3.4%
   John Faltys(10)................................. 3,722,540(2)        18.3%
   Joseph R. Simrell(10)........................... 3,170,971(2)        15.6%
   David Haynes(10)................................ 3,170,971(2)        15.6%
   J. Alan Lindauer(12)............................   812,867(13)        4.0%
   Norman M. Phipps(14)............................    75,000            0.4%
   All executive officers and directors as a group
    (6 persons).................................... 7,991,829(11)(15)   39.3%

--------
 (1) The business address for this person is 27126-B Paseo Espada, Suite 725, San Juan Capistrano, California 92675.
 (2) Includes 1,830,260 shares for which this person has shared voting power. See "The Primal Distribution--The Distribution Agreement--Irrevocable Proxies" for additional information regarding this shared voting power.
 (3) The business address for this person is 13403 Venice Villa Lane, Sugarland, Texas 77478.
 (4) The business address for this person is 2121 Crossing Way, Wayne, New Jersey 07470.
 (5) The business address for this person is 90 N. Michigan Avenue, #205, Pasadena, California 91106
 (6) The business address for this person is 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603.
 (7) Includes the 1,025,917 shares beneficially owned by Thurston Group, Inc. An irrevocable proxy to vote all these shares has been granted to the Old Primal Stockholders. See Note 2.
 (8) The business address for this person is 450 Park Avenue, 10th Floor, New York, New York 10022.
 (9) Includes 1,533,938 shares owned by Franklin Capital Corporation. Stephen
     L. Brown is the Chairman of the Board and Chief Executive Officer of Franklin Capital Corporation. Spencer L. Brown is the Senior Vice President of Franklin Capital Corporation and the son of Stephen L. Brown.

(10) The business address for this person is 18881 Von Karman Avenue, Suite 450, Irvine, California 92612.
(11) Includes 400,000 shares to be issued to Mr. Salway after the distribution.
(12) The business address for this person is 300 Main Street, Suite 1380, Norfolk, Virginia 23510.
(13) All of these shares are owned by Waterside Capital Corporation. Mr. Lindauer is the President of Waterside Capital Corporation.
(14) The business address for this person is 435 Moreland Road, Hauppauge, New York 11788.
(15) Includes 1,830,260 shares for which Messrs. Faltys, Simrell and D. Haynes have shared voting power. See Note 2.

Voting Control

   As part of the distribution agreement providing for Avery to distribute all the shares of its, Primal to Avery's securityholders, Thurston Group, Inc. acquired a proxy to vote 7,126,894 shares of Avery's series g voting preferred stock.

   In consideration for the grant of a proxy to vote the 7,126,894 shares of Avery's series g voting preferred stock, Thurston Group and Patrick J. Haynes III, and each of their affiliates, including Waveland, LLC, a limited liability company wholly owned by P. Haynes, granted to the Old Primal Stockholders, Faltys, Simrell, D. Haynes, Nielsen, Anand, Cholappadi and Gupta, an irrevocable proxy to vote all the shares of the Primal common stock that any of them will receive in the distribution of the Primal common stock to the stockholders of Avery as contemplated by the distribution agreement. If the distribution were effective today, the proxy granted to the Old Primal Stockholders would cover an aggregate of 1,830,260 shares, or approximately 9.0%, of the Primal common stock that would be outstanding following the distribution. As more fully described elsewhere in this prospectus, the former Primal stockholders will also receive 32% of the Primal common stock as part of the distribution. If the distribution were effective today, the Old Primal Stockholders would have the right to vote or to direct the voting of an aggregate of 8,037,286 shares, or approximately 39.5%, of the Primal common stock outstanding after the distribution.

   Each of the proxies covering shares of the Primal common stock provides that any action required or permitted to be taken pursuant to the proxy by John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi and Sanjay Gupta, including any voting of the shares covered thereby, may be so taken if the former holders of at least 66% of the issued and outstanding shares of Primal immediately prior to its acquisition by Avery approve the taking of any such action. These percentages were as follows:

  . John Faltys--30.4861%

  . Joseph R. Simrell and David Haynes--21.5999% each

  . Mark J. Nielsen--16.4969%

  . Arun Anand, Murari Cholappadi and Sanjay Gupta--3.2724% each

   This means that Faltys and any two of Simrell, D. Haynes or Nielsen can control the voting of these proxies.

   In the event the distribution is not completed, all the proxies will automatically terminate.

                          DESCRIPTION OF CAPITAL STOCK

   Our amended and restated articles of incorporation authorize 95,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of December 6, 2000, Primal had 1,000 shares of common stock issued and outstanding. All of these shares are owned by Avery.

Common Stock

   Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

   Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for dividends, subject to the dividend and liquidation rights of any series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility which Primal may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Preferred Stock

   Primal has no present intention to issue any shares of its preferred stock.

                      WHERE YOU CAN FIND MORE INFORMATION

   Prior to the date of this prospectus, we were not required to file any reports with the Securities and Exchange Commission. After the date of this prospectus, however, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, our complete registration statement with all exhibits is filed with the SEC.

   You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

   Please note that our registration statement, of which this prospectus is only a part, contains additional information about us. In addition, our registration statement includes numerous exhibits containing information about us. Copies of our complete registration statement may be obtained from the SEC by following the procedures described above.

                                    EXPERTS

   The Consolidated Financial Statements of Primal Solutions, Inc. as of December 31, 1998 (Predecessor), the year ended December 31, 1998 (Predecessor), the nine months ended September 30, 1999 (Predecessor), as of December 31, 1999 (Successor) and the three months ended December 31, 1999 (Successor) included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

                             PRIMAL SOLUTIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditor's Report.............................................. F-2

Financial Statements:

  Consolidated Balance Sheets at December 31, 1998 (Predecessor) and 1999
   (Successor) and September 30, 2000 (unaudited)......................... F-3

  Consolidated Statements of Operations for the year ended December 31,
   1998 (Predecessor) the nine months ended September 30, 1999
   (Predecessor), the three months ended December 31, 1999 (Successor) and the nine months ended September 30, 2000 (Successor) (unaudited)....... F-4

  Consolidated Statements of Capital for the year ended December 31, 1998
   (Predecessor) and 1999 (Successor) and the nine months ended September
   30, 2000 (Successor) (unaudited)....................................... F-5

  Consolidated Statements of Cash Flows for the year ended December 31,
   1998 (Predecessor), the nine months ended September 30, 1999
   (Predecessor), the three months ended December 31, 1999 (Successor) and the nine months ended September 30, 2000 (Successor) (unaudited)....... F-6

  Notes to Consolidated Financial Statements.............................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Primal Solutions, Inc.

   We have audited the consolidated balance sheets of Primal Systems, Inc. and subsidiary (Predecessor) as of December 31, 1998 and of Primal Solutions, Inc. and subsidiary (a wholly owned subsidiary of Avery Communications, Inc.) (the Company) (Successor) as of December 31, 1999, and the related consolidated statements of operations, capital and cash flows for the year ended December 31, 1998 (Predecessor), the nine-month period ended September 30, 1999 (Predecessor), and the three-month period ended December 31, 1999 (Successor). These consolidated financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor and its subsidiary at December 31, 1998 and of the Successor and its subsidiary at December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1998 (Predecessor), the nine-month period ended September 30, 1999 (Predecessor), and the three-month period ended December 31, 1999 (Successor), in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 10, 2000

                             PRIMAL SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 September 30,
                                            December 31,             2000
                                      ------------------------- ----------------
                                          1998         1999
                                      (predecessor) (successor)   (unaudited)
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........    $  28,375   $1,710,996  $ 1,311,690
  Accounts and notes receivable, net
   of allowance for doubtful
   accounts of $6,261 (1998),
   $102,580 (1999), and $127,347
   (2000)...........................      177,414      993,406    1,248,296
  Prepaid expenses and other current
   assets...........................       35,029      366,088      779,130
                                        ---------   ----------  -----------
    Total current assets............      240,818    3,070,490    3,339,116
PROPERTY AND EQUIPMENT, net.........       42,149    1,608,845    2,014,957
RECEIVABLE FROM AVERY
COMMUNICATIONS, INC.................           --      370,000       34,335
GOODWILL, net.......................           --    4,563,581    7,533,208
OTHER ASSETS........................        1,553       61,552       61,285
                                        ---------   ----------  -----------
                                        $ 284,520   $9,674,468  $12,982,901
                                        =========   ==========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
             (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..................    $ 178,279   $  346,932  $   215,708
  Accrued liabilities...............       43,614      287,182      506,638
  Accrued salaries and benefits.....       54,217      427,261      444,214
  Income taxes payable..............           --      667,809           --
  Deferred revenue..................           --    1,023,605    1,966,504
  Stockholder settlement liability..       33,000           --           --
  Current portion of Corsair note
   payable..........................           --      384,919      141,443
  Current portion of capital lease
   obligations......................       11,866       89,577      138,946
  Current portion of note payable to
   officer, net of discount.........            -       88,333       60,699
                                        ---------   ----------  -----------
    Total current liabilities.......      320,976    3,315,618    3,474,152
CAPITAL LEASE OBLIGATIONS, less
 current portion....................        3,633       62,046      241,284
NOTE PAYABLE TO AVERY...............      100,000           --           --
NOTES PAYABLE TO OFFICERS, net of
 discount...........................      165,146       82,242       69,268
NOTE PAYABLE TO CORSAIR.............           --    1,645,866    1,604,275
                                        ---------   ----------  -----------
    Total liabilities...............      589,755    5,105,772    5,388,979
COMMITMENTS AND CONTINGENCIES (Notes
 3, 4 and 10)
STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, zero, $0.01 and
   $0.01 par value, 50,000,000,
   1,000 and 1,000 shares
   authorized, 8,956,003, 1,000, and
   1,000 shares issued and
   outstanding as of December 31,
   1998, 1999, and September 30,
   2000, respectively...............       61,098           10           10
  Additional paid-in capital........           --    3,609,927    9,936,076
  Retained earnings (deficit).......     (366,333)     958,759   (2,342,164)
                                        ---------   ----------  -----------
    Total stockholders' equity
     (deficit)......................     (305,235)   4,568,696    7,593,922
                                        ---------   ----------  -----------
                                        $ 284,520   $9,674,468  $12,982,901
                                        =========   ==========  ===========

          See accompanying notes to consolidated financial statements.

                             PRIMAL SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                        Nine months  Three months  Nine months
                          Year ended       ended        ended         ended
                         December 31,  September 30, December 31, September 30,
                             1998          1999          1999         2000
                         ------------- ------------- ------------ -------------
                         (predecessor) (predecessor) (successor)   (successor)
                                                                   (unaudited)
REVENUES:
  System revenue........  $1,458,924    $1,143,034    $1,639,314   $ 2,051,363
  Service revenue.......                 5,448,364     2,908,389     4,202,794
                          ----------    ----------    ----------   -----------
    Total revenue.......   1,458,924     6,591,398     4,547,703     6,254,157
COST OF REVENUES........   1,044,344     3,515,082     1,069,108     3,223,551
                          ----------    ----------    ----------   -----------
GROSS MARGIN............     414,580     3,076,316     3,478,595     3,030,606
OPERATING EXPENSES:
  Research and
   development..........     276,029       787,359       543,525     2,853,349
  Sales and marketing...     191,317     1,107,410       431,856     1,660,529
  General and
   administrative.......     181,809     1,777,178       811,860     2,355,323
                          ----------    ----------    ----------   -----------
    Total cost and
     expenses...........     649,155     3,671,947     1,787,241     6,869,201
                          ----------    ----------    ----------   -----------
INCOME (LOSS) FROM
 OPERATIONS.............    (234,575)     (595,631)    1,691,354    (3,838,595)
INTEREST AND OTHER
 EXPENSE, net...........     (31,104)      (81,408)      (64,786)     (130,137)
                          ----------    ----------    ----------   -----------
INCOME (LOSS) BEFORE
 INCOME TAXES...........    (265,679)     (677,039)    1,626,568    (3,968,732)
INCOME TAX PROVISION
 (BENEFIT)..............         800           800       667,809      (667,809)
                          ----------    ----------    ----------   -----------
NET INCOME (LOSS).......  $ (266,479)   $ (677,839)   $  958,759   $(3,300,923)
                          ==========    ==========    ==========   ===========
Basic and diluted net
 income (loss) per
 share..................                              $   958.76   $ (3,300.92)
Weighted average basic
 and diluted common
 shares outstanding.....                                   1,000         1,000


          See accompanying notes to consolidated financial statements.

                             PRIMAL SOLUTIONS, INC.

                       CONSOLIDATED STATEMENTS OF CAPITAL

                                                                            Total
                             Common stock       Additional  Retained    stockholders'
                         ---------------------   paid-in    earnings       equity
                           Shares      Amount    capital    (deficit)     (deficit)
                         -----------  --------  ---------- -----------  -------------
Primal Systems, Inc.
 (predecessor)
BALANCE, December 31,
 1997...................   1,636,000  $  8,000  $       -- $   (99,854)  $   (91,854)
Common stock issued to
 officers and
 consultants for
 services...............   7,320,003    53,098                                53,098
Net loss................                                      (266,479)     (266,479)
                         -----------  --------  ---------- -----------   -----------
BALANCE, December 31,
 1998...................   8,956,003    61,098                (366,333)     (305,235)
Exercise of stock
 options................   2,042,693    15,801                                15,801
Net loss................                                      (677,839)     (677,839)
                         -----------  --------  ---------- -----------   -----------
BALANCE, September 30,
 1999...................  10,998,696  $ 76,899  $       -- $(1,044,172)  $  (967,273)
                         ===========  ========  ========== ===========   ===========

Primal Solutions, Inc.
 (successor)
BALANCE, October 1,
 1999...................  10,998,696  $ 76,899  $       -- $(1,044,172)  $  (967,273)
Cancelation of equity
 accounts due to
 acquisition............ (10,998,696)  (76,899)              1,044,172       967,273
Contributed capital.....       1,000        10   3,609,927                 3,609,937
Net income..............                                       958,759       958,759
                         -----------  --------  ---------- -----------   -----------
BALANCE, December 31,
 1999...................       1,000        10   3,609,927     958,759     4,568,696
Unaudited:
Goodwill related to
 original purchase of
 Primal by Avery........                         3,575,000                 3,575,000
Capital contribution....                         2,751,149                 2,751,149
Net loss................                                    (3,300,923)   (3,300,923)
                         -----------  --------  ---------- -----------   -----------
BALANCE, September 30,
 2000...................       1,000  $     10  $9,936,076 $(2,342,164)  $ 7,593,922
                         ===========  ========  ========== ===========   ===========


          See accompanying notes to consolidated financial statements.

                             PRIMAL SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         Nine months  Three months   Nine months
                           Year ended       ended        ended          ended
                          December 31,  September 30, December 31,  September 30,
                              1998          1999          1999          2000
                          ------------- ------------- ------------  -------------
                          (predecessor) (predecessor) (successor)    (successor)
                                                                     (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income (loss).......    $(266,479)   $ (677,839)  $   958,759    $(3,300,923)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........       14,257       232,512       192,642        934,164
 Common stock for
  services..............       53,098            --            --             --
 Amortization of loan
  payable discount......       15,070         5,300           727          3,559
 Provision for doubtful
  accounts..............        6,261       170,392        57,271          8,946
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...      (79,167)       14,695       997,320       (263,836)
  Prepaid expenses and
   other current
   assets...............      (21,685)     (155,385)     (152,265)      (413,042)
  Other assets..........         (347)       76,613       381,107            267
  Accounts payable,
   accrued expenses, and
   income taxes.........      173,501       403,850       837,662       (562,624)
  Deferred revenue......           --     1,095,644    (1,241,005)       942,899
                            ---------    ----------   -----------    -----------
  Net cash provided by
   (used in) operating
   activities...........     (105,491)    1,165,782     2,032,218     (2,650,590)
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment.........       (3,327)     (559,611)     (299,879)      (297,013)
 (Repayment from)
  advance to Avery
  Communications, Inc...           --            --      (370,000)       335,665
 Cash acquired through
  asset acquisition.....           --            --       401,081             --
                            ---------    ----------   -----------    -----------
   Net cash provided by
    (used in) investing
    activities..........       (3,327)     (559,611)     (268,798)        38,652
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Borrowings on long-term
  obligations...........      100,000            --            --             --
 Payments on long-term
  obligations...........       (3,847)     (249,266)      (52,424)      (538,517)
 Capital contributions..                                               2,751,149
 Exercise of employee
  stock options.........           --        15,801            --             --
                            ---------    ----------   -----------    -----------
   Net cash provided by
    (used in) financing
    activities..........       96,153      (233,465)      (52,424)     2,212,632
                            ---------    ----------   -----------    -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............      (12,665)      372,706     1,710,996       (399,306)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............       41,040        28,375            --      1,710,996
                            ---------    ----------   -----------    -----------
CASH AND CASH
 EQUIVALENTS, end of
 period.................    $  28,375    $  401,081   $ 1,710,996    $ 1,311,690
                            =========    ==========   ===========    ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION--
 Cash paid during the
  period for:
  Interest..............    $  30,412    $  105,050   $    67,265    $   186,061
                            =========    ==========   ===========    ===========
  Income taxes..........    $     800    $      800   $        --    $       800
                            =========    ==========   ===========    ===========
NONCASH INVESTING AND
 FINANCING ACTIVITIES
Acquisition of property
 through capital lease..                              $    12,000    $   437,890
                                                      ===========    ===========
Issuance of note payable
 to Corsair for
 acquisition............                 $2,238,242
                                         ==========
Assets acquired, net of
 cash...................                 $4,581,889   $ 9,003,167
                                         ==========   ===========
Liabilities assumed.....                 $2,343,647   $ 5,393,230
                                         ==========   ===========
Capital contributions--
 Issuance of Avery stock
 and transaction costs..                              $ 3,609,937
                                                      ===========
Goodwill related to
 original purchase of
 Primal by Avery........                                             $ 3,575,000
                                                                     ===========

          See accompanying notes to consolidated financial statements.

                             PRIMAL SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization and Nature of Operations--Primal Systems, Inc. (Primal or the Predecessor) was incorporated on June 28, 1996, to provide computer software programming, customization, program maintenance and product marketing for a variety of software languages and platforms. Primal also designs, develops, and supports an integrated suite of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry, primarily utilizing decision support software and internet technologies. Effective October 1, 1999, Primal was acquired by Avery Communications, Inc. (Avery) and changed its name to Primal Solutions, Inc. (the Successor) (Predecessor and Successor, collectively, the Company). Accordingly, the financial statements as of December 31, 1999 and for the three months then ended reflect the operations of the successor company, Primal Solutions, Inc. The financial statements as of December 31, 1998, for the nine months ended September 30, 1999, and the year ended December 31, 1998, reflect the operations of the predecessor company, Primal Systems, Inc.

 Unaudited

   In August 2000, the Board of Directors of Avery approved the spin-off of Primal Solutions, Inc. (the Distribution). Under the terms of the Distribution agreement with the Company, each common shareholder of Avery on the record date of the Distribution will receive one share of Primal common stock for each share of Avery's common stock held on that date. In addition, owners of shares of Avery's Series A, B, C, D, and E convertible preferred stock and the holder of Avery's convertible note will receive Primal common stock, in the amount of the preferred stock's common stock equivalent and the convertible note common stock equivalent held on the record date of the spin-off. The Distribution will be accounted for at historical cost.

   Also in August 2000 in connection with the distribution agreement, the Old Primal Stockholders exchanged an aggregate of 7,126,894 shares of Avery's Series F preferred stock for 7,126,894 of Avery Series G preferred stock. The Avery Series G preferred stock is identical in all respects to the Series F preferred stock, except that

  . the Avery Series G preferred stock will have one vote for each share of Avery common stock into which it is from time to time convertible and will vote with the holders of Avery's common stock as a single class,

  . the Avery Series G preferred stock will not be entitled to participate in the distribution by Avery of the shares of Primal common stock to Avery's securityholders, and

  . the Avery Series G preferred stock will not be convertible into Avery's common stock until the earlier of the date of the distribution or the termination of the distribution agreement.

   The valuation of the Company stock to be distributed will be determined through an independent appraisal of the Company business. The Distribution will be a taxable transaction for federal income tax purposes. As part of the transaction, the original Primal owners, have agreed to receive 15% and 32% of Avery and the Company, respectively, on a fully diluted basis.

   Other Information (Unaudited)--The balance sheet as of September 30, 2000, does not reflect the effects of the distribution agreement including the remaining $2.0 million to be received from Avery, option cancellation and share issuance as further discussed in Note 11. Such agreements will result in a maximum amount of 20,346,957 shares of common stock to be outstanding.

   Basis of Presentation--The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

                             PRIMAL SOLUTIONS, INC.

   Unaudited Information--The information set forth in these financial statements as of September 30, 2000 (Successor) and for the nine months ended September 30, 2000 (Successor) is unaudited and reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the information presented herein. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

   Acquisition by Avery--In March 1999, Primal and a wholly owned subsidiary of Avery entered into a merger agreement. Pursuant to this agreement, Primal was purchased effective after the close of business on September 30, 1999. Pursuant to the merger agreement, Avery issued 3,890,373 shares of Avery's convertible preferred stock in exchange for all of the issued and outstanding shares of Primal. Of this amount, 1,945,188 shares are held in escrow, to be issued to Primal's shareholders based upon the operating performance of Primal, as defined. Based on the high likelihood of meeting the performance thresholds required for the shares escrowed, all of the 3,890,373 shares issued were included in the initial consideration for the transaction. Upon the meeting of certain additional operating performance thresholds by Primal, the Primal shareholders could have received up to a maximum of 4,000,000 additional shares of Avery convertible preferred stock as additional consideration for the merger which will be recognized as additional purchase price when performance is assured. In addition, upon Primal's satisfaction of certain operating performance levels, as defined, certain shareholders of Primal had the right in September through October 2000 to require Avery to repurchase up to 1,550,000 shares of Avery common stock issued upon the conversion of Avery preferred stock received in the merger for the purchase price of $2.50 per share. The Company recorded the acquisition under the purchase method of accounting. The value of the preferred stock issued of $3,404,076 was recorded on the financial statements of the Company. The purchase price, which included transaction costs of $356,845, was allocated to acquired assets of $4,421,356, assumed liabilities of $5,393,230, and $4,732,795 of goodwill, which is being amortized over seven years. See Note 10 for information on the subsequent resolution of the contingencies discussed above.

   Principles of Consolidation--The accompanying consolidated financial statements include the accounts of Primal Solutions, Inc. (Successor), Primal Systems, Inc. (Predecessor), and their wholly owned subsidiary, Wireless Billing Systems. All significant intercompany accounts and transactions have been eliminated.

   Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

   Property and Equipment--Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

     Computer and office equipment.. 5 years
     Furniture and fixtures......... 7 years
     Leasehold improvements......... Shorter of the estimated useful life or life of the lease

   Long-Lived Assets--The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. The Company's policy is to review such assets when there are events or circumstances that may indicate that carrying values may not be recoverable and at least review such assets annually for any impairment. There was no impairment of the value of such assets at December 31, 1998 and 1999.

                             PRIMAL SOLUTIONS, INC.

   Intangible Assets--Goodwill (net of accumulated amortization of $169,214 at December 31, 1999 and $752,356 at September 30, 2000) is amortized on a straight-line basis over seven years. At least annually, management reviews intangible assets for possible impairment based on several criteria, including, but not limited to, sales trends, undiscounted operating cash flows and other operating factors. Based upon its most recent assessment, there was no impairment at December 31, 1999.

   Software Licenses, Services and Post-Contract Customer Support--Revenues from sales of software licenses (systems revenue), which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of SOP 97-2, as amended, are met. If the requirements of SOP 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenue from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

   Software Programming and Customization Services--Revenues are recognized as services are performed under the agreements and are included in system revenue in the accompanying financial statements.

   Software Development Costs--Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of December 31, 1998, 1999, and September 30, 2000.

   Advertising Costs--Advertising costs are expensed as incurred. The Company did not incur any significant advertising costs for any periods presented.

   401(k) Plan--The Company has a contributory 401(k) plan which covers substantially all employees. The Company has not made any contributions to the plan, but is permitted to make discretionary contributions.

   Income Taxes--Subsequent to the acquisition effective October 1, 1999, the Successor will be included in the consolidated tax returns of Avery Communications, Inc. and, under the terms of a tax sharing arrangement, will record any income taxes as if it were a separate company. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it was more likely than not that some portion or all of the deferred tax asset will not be realized. A full valuation allowance for deferred tax assets has been provided at December 31, 1998, 1999, and September 30, 2000.

   Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

   Concentration of Credit Risk--The Company sells its products primarily to large commercial companies. Credit is extended based on an evaluation of the Customer's financial condition, and collateral is generally not required. The Company also evaluates its credit customers for potential credit losses.

                             PRIMAL SOLUTIONS, INC.

   For the years ended December 31, 1998 and 1999, and the nine months ended September 30, 1999 and 2000, three, three, four and two customers, respectively, had revenues greater than 10% of total revenues. A summary of sales by customer for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 is as follows:

          December 31, December 31, September 30, September 30,
Customer      1998         1998         1999          2000
--------  ------------ ------------ ------------- -------------
 A          $791,000    $      --    $1,088,000    $      --
 B           243,000           --           --            --
 C           182,000           --           --            --
 D               --      2,623,000    1,660,000     3,735,000
 E               --      2,390,000      685,000       803,000
 F               --      1,258,000      916,000           --

   Fair Value of Financial Instruments--The recorded amounts of financial assets and liabilities at December 31, 1998, 1999, and September 30, 2000, approximate fair value, based on the Company's incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

   Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   For the year ended December 31, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. There was no difference between the net income
(loss) and the comprehensive net income (loss) for the year ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999, and the nine-month period ended September 30, 2000.

   The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. In accordance with SFAS No. 131, the Company has disclosed in Note 9 the required information about the Company's operating segments.

   In 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company is required to adopt effective in its fiscal Year 2001. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities but will continue to evaluate the effects of adopting SFAS No. 133. The Company will adopt SFAS No. 133 in its fiscal Year 2001.

   In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC and was effective the first fiscal quarter of fiscal years beginning after December 15, 1999, and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board opinion No. 20, Accounting Changes. Subsequently, SAB No. 101A and No. 101B were issued to delay the implementation of SAB No. 101. It will be effective for the Company in the fourth quarter of fiscal 2001. The Company is currently evaluating the impact, if any, SAB No. 101 will have on its financial position or results of operations.

                             PRIMAL SOLUTIONS, INC.

   Net Income (Loss) Per Share--The Company has computed net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share. Basic earnings
(loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, if any, in the weighted average number of common shares outstanding for a period, if dilutive.

2. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                               December 31,
                                            -------------------  September 30,
                                             1998       1999         2000
                                            -------  ----------  -------------
                                                                  (unaudited)
     Computer and office equipment......... $53,141  $1,524,626   $2,256,098
     Furniture and fixtures................  11,573      87,802       90,966
     Leasehold improvements................      --      19,848       19,848
                                            -------  ----------   ----------
                                             64,714   1,632,276    2,366,912
     Less accumulated depreciation and
      amortization......................... (22,565)    (23,431)    (351,955)
                                            -------  ----------   ----------
     Property and equipment, net........... $42,149  $1,608,845   $2,014,957
                                            =======  ==========   ==========

   Amortization of equipment purchased under capitalized lease obligations is included in depreciation expense. Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature are capitalized. Included in property and equipment is equipment under capital leases of $46,605 at December 31, 1998, $209,782 at December 31, 1999, and $647,672 at September 30, 2000.

   Accumulated depreciation related to equipment under capital leases amounted to $19,684, $13,111, and $80,937 at December 31, 1998, 1999, and September 30,
2000, respectively.

3. LEASE COMMITMENTS

   The Company leases office space and certain equipment under various noncancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases as of December 31, 1999 are as follows:

                                                             Operating Capital
                                                              leases    leases
                                                             --------- --------
     Year ending December 31:
       2000................................................. $466,419  $107,010
       2001.................................................  155,473    42,910
       2002.................................................       --    28,261
                                                             --------  --------
         Total minimum lease payments....................... $621,892   178,181
                                                             ========
     Less amount representing interest......................             26,558
                                                                       --------
     Present value of minimum lease payments................            151,623
     Less current portion at December 31, 1999..............             89,577
                                                                       --------
     Long-term obligation at December 31, 1999..............           $ 62,046
                                                                       ========

   Rent expense under such leases was $23,664, $343,620, $147,266, and $356,107 for the year ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999, and the nine-month period ended September 30, 2000, respectively.

                             PRIMAL SOLUTIONS, INC.

4. NOTE PAYABLE TO AVERY

   At December 31, 1998, Primal had a note payable for $100,000 to Avery Communications, Inc. (Avery) (Note 1). The note payable was collateralized by substantially all of Primal's assets and bore interest at 10%. During 1999, all amounts outstanding under the agreement were fully repaid.

5. NOTES PAYABLE TO OFFICERS

   Certain officers of the Company have advanced funds to the Company to provide working capital as needed. The notes payable aggregate to $165,146, $170,575, and $129,967 at December 31, 1998, 1999, and September 30, 2000,
respectively, and are net of discounts of $12,119, $6,091, and $2,533 at December 31, 1998, 1999, and September 30, 2000, respectively. The notes bear interest at a rate of 6% per annum (effective rate at 10%). The principal and interest is payable in quarterly installments with all unpaid principal and interest due on September 30, 2001.

   Maturities of the notes payable to officers as of December 31, 1999 are as follows:

     2000............................................................. $ 88,333
     2001.............................................................   88,333
     Less discount....................................................   (6,091)
                                                                       --------
                                                                        170,575
     Less current portion.............................................  (88,333)
                                                                       --------
     Long-term portion................................................ $ 82,242
                                                                       ========

6. INCOME TAXES

   For three months ended December 31, 1999, the provision for income taxes is comprised of current federal and state taxes of $819,011 partially offset by a deferred benefit of $151,202. For the year ended December 31, 1998, and the nine months ended September 30, 1999, the provision for income taxes is comprised of current state taxes of $800 and $800, respectively. The benefit for income taxes for the nine months ended September 30, 2000 reflects the carryforward of the income tax provision for the three months ended December 31, 1999 due to the Company's net loss.

   The major reconciling items between computed "expected" tax benefits are state taxes, net of federal income tax benefit, and the change in the valuation allowance.

   The tax effects of temporary differences used in determining the Company's deferred tax assets and liabilities are presented below at December 31, 1999 and 1998:

                                                               1999      1998
                                                             --------  --------
     Deferred tax assets:
       Net operating losses................................. $377,727  $128,653
       Nondeductible amortization...........................   65,864
       Bad debt allowance...................................   39,802     2,744
       Accrued vacation.....................................   42,180     6,032
       Other................................................    2,714    39,495
                                                             --------  --------
         Total deferred tax assets..........................  528,287   176,924
     Less valuation allowance............................... (528,287) (176,924)
                                                             --------  --------
     Net deferred tax asset/liability....................... $     --  $     --
                                                             ========  ========

   The valuation allowance was increased by $128,122 during the year ended December 31, 1998, and $351,363 during the nine months ended September 30, 1999.

                             PRIMAL SOLUTIONS, INC.

   As of December 31, 1999, the Company has a net operating loss (NOL) carryforward for federal tax purposes of $969,139, which will expire in the years 2011 through 2014, and an NOL carryforward for California purposes of $979,814, which will expire in 2005.

   As a result of the acquisition of Primal by Avery (Note 1), the Company's annual use of Primal's net operating losses will be limited under section 382 of the Internal Revenue Code to approximately $285,000 annually.

7. STOCK OPTION PLAN

   On December 2, 1998, Primal adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 2,999,606 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. For participants who own shares representing more than 10% of the voting shares of Primal, stock options are granted with an exercise price equal to 110% of the stocks' fair market value at the date of grant. Stock options have a contractual life of 10 years. Shares vest on a pro rata basis and become fully exercisable from 18 to 60 months from the date of grant.

   At December 31, 1998, there were 644,413 shares available for grant under the Plan. The per share fair value of stock options granted during 1998 was not significant on the date of grant using the Black-Scholes option-pricing model, with risk-free interest rates ranging from 4.45% to 4.52% and expected lives of one to five years and no volatility or dividends during the expected term.

   The Company applies APB No. 25 for its Plan. Accordingly, no compensation cost has been recognized in the financial statements for stock options as the fair market value of the stock approximated the exercise price. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's pro forma net income (loss) would not have significantly differed from reported net income (loss).

                                                                       Weighted
                                                                       average
                                            Options    Price of option exercise
                                          outstanding      grants       price
                                          -----------  --------------- --------
BALANCE, December 31, 1997..............          --   $            -- $    --
Granted.................................   2,355,193   $0.0133-$0.0151 $0.0150
                                          ----------
BALANCE, December 31, 1998..............   2,355,193
Cancelled...............................  (2,355,193)                  $0.0150
                                          ----------
BALANCE, December 31, 1999 and September
 30, 2000 (unaudited)...................          --
                                          ==========

   There were no options exercisable at December 31, 1998.

   Effective with the merger with Avery (Note 1), options for 310,000 shares of Primal stock were converted to 109,627 options of Avery Communications, Inc. common stock (54,815 options were granted with the remaining options to be granted based on achieving certain operating levels, as defined) with an exercise price of $0.875 per share. The remaining options to employee stockholders were canceled as part of the merger transaction. Subsequent to the merger, Avery granted 441,150 options (Avery Options) with an exercise price of $1.625 per share to employees of the Company. As a result of the distribution agreement, these options became 50% vested. As a result, 284,210 of the options were exercised and the remaining were subsequently canceled in connection with the Distribution (Note 1). Upon the adoption of a new stock option plan by Primal Solutions, Inc., new options will be issued to the Company's employees with canceled Avery options.

                             PRIMAL SOLUTIONS, INC.

8. ASSET ACQUISITION

   On February 4, 1999, Corsair Communications, Inc. and its wholly owned subsidiary, Subscriber Computing, Inc., sold substantially all of the assets relating to Subscriber's Communication Resource Manager billing system and Intelligent Message Router to Wireless Billing Systems, a newly-formed and wholly owned subsidiary of Primal Systems, Inc. As consideration for the agreement, the Company paid Corsair $2,238,242 by issuing a note payable to Corsair. The note payable bears interest at 10% and is secured by substantially all the Company's property and equipment. Principal and interest are payable monthly with all unpaid principal and interest due May 2001. Principal payments of $384,919 and $1,645,866 are due during 2000 and 2001, respectively. The Company recorded the assets at fair value of $4,581,889 and assumed liabilities of $2,343,647 in addition to the note payable to Corsair.

9. SEGMENT AND GEOGRAPHIC INFORMATION

   Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company's chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.

   The Company's reportable operating segments include Systems and Services. The Systems operating segment develops and markets the Company's integrated suite of client/server and browser-based software solutions. The Services segment provides after-sale support for software products, programming, maintenance, customization, and consulting services related to the Company's products and a variety of software languages and platforms.

   The Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues, and gross margin as this information is the only information provided to the chief operating decision maker.

                             PRIMAL SOLUTIONS, INC.

   Operating segment data for the year ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999, and the nine-month period ended September 30, 2000, was as follows:

                                               Systems    Services    Total
                                              ---------- ---------- ----------
Year ended December 31, 1998:
  Revenues................................... $1,458,924 $       -- $1,458,924
  Cost of revenues...........................  1,044,344             1,044,344
                                              ---------- ---------- ----------
    Gross margin............................. $  414,580 $       -- $  414,580
                                              ========== ========== ==========
Nine-month period ended September 30, 1999:
  Revenues................................... $1,143,034 $5,448,364 $6,591,398
  Cost of revenues...........................     59,967  3,455,115  3,515,082
                                              ---------- ---------- ----------
    Gross margin............................. $1,083,067 $1,993,249 $3,076,316
                                              ========== ========== ==========
Three-month period ended December 31, 1999:
  Revenues................................... $1,639,314 $2,908,389 $4,547,703
  Cost of revenues...........................     44,494  1,024,614  1,069,108
                                              ---------- ---------- ----------
    Gross margin............................. $1,594,820 $1,883,775 $3,478,595
                                              ========== ========== ==========
Nine months ended September 30, 2000
 (unaudited):
  Revenues................................... $2,051,363 $4,202,794 $6,254,157
  Cost of revenues...........................    202,017  3,021,534  3,223,551
                                              ---------- ---------- ----------
    Gross margin............................. $1,849,346 $1,181,260 $3,030,606
                                              ========== ========== ==========

   Revenues are attributed to geographic areas based on the location of the entity to which the products or services were sold. Revenues, gross profit, income (loss) from operations and long-lived assets concerning principal geographic areas in which the Company operates as follows:

                               United
                               States     Asia/Pacific   Europe       Total
                             -----------  ------------ ----------  -----------
Year ended December 31,
 1998:
  Revenues.................  $ 1,458,924   $       --  $       --  $ 1,458,924
  Gross profit.............      414,580           --          --      414,580
  Income (loss) from
   operations..............     (234,575)          --          --     (234,575)
  Long-lived assets........       42,149           --          --       42,149

Nine months ended September
 30, 1999:
  Revenues.................  $ 4,238,985   $  852,190  $1,500,223  $ 6,591,398
  Gross profit.............    1,997,023      361,255     718,038    3,076,316
  Income (loss) from
   operations..............     (364,438)    (113,484)   (117,709)    (595,631)
  Long-lived assets........    1,308,966           --          --    1,308,966

Three months ended December
 31, 1999:
  Revenues.................  $ 2,133,956   $1,852,647  $  561,100  $ 4,547,703
  Gross profit.............    1,623,686    1,425,580     429,329    3,478,595
  Income (loss) from
   operations..............      785,044      697,492     208,818    1,691,354
  Long-lived assets........    1,608,845           --          --    1,608,845

Nine months ended September
 30, 2000 (unaudited):
  Revenues.................  $ 4,597,617   $  927,235  $  729,305  $ 6,254,157
  Gross profit.............    2,227,889      449,315     353,402    3,030,606
  Income (loss) from
   operations..............   (2,426,607)    (489,392)   (384,924)  (3,300,923)
  Long-lived assets........    2,014,957           --          --    2,014,957

                             PRIMAL SOLUTIONS, INC.

10. GOODWILL (Unaudited)

   On July 31, 2000, certain contingencies relating to the original purchase of Primal by Avery (Note 1) were resolved and resulted in the issuance of an additional 3,236,531 shares of Series F preferred stock and the recording of additional goodwill of $3,575,000 related to the Purchase. The additional goodwill resulted from the attainment by Primal of certain revenue and net loss targets and from the satisfaction of the conditions relating to the repurchase of Avery shares from former Primal shareholders described below.

   An incremental 1,250,000 shares of Avery Series F preferred stock were issued to former Primal shareholders valued at $1.00 per share which resulted in $1,250,000 of additional goodwill. Additionally, the excess value of the $2.50 per share repurchase right over the $1.00 fair value of the 1,550,000 shares resulted in $2,325,000 of goodwill. The total additional goodwill amounts are recorded in the balance sheet as of September 30, 2000.

11. DISTRIBUTION AGREEMENT (Unaudited)

   As discussed in Note 1, the Board of Directors of Avery, in August 2000, approved the spin-off of the Company as a separate public company. In connection with the Distribution, certain agreements with the Company and the former Primal shareholders were agreed to as follows:

  . Avery agreed to provide $4,000,000 of cash to the Company, of which $2,000,000 is reflected as a capital contribution in the September 30, 2000 balance sheet and the remaining $2,000,000 is reflected as an additional capital contribution in the September 30, 2000 pro forma balance sheet.

  . The former Primal shareholders waived the repurchase right discussed in
    Note 10 and an additional 1,986,531 shares of Avery Series F preferred stock were issued to those shareholders.

  . The former chief executive officer of Avery, an Old Primal Stockholder, agreed to cancel options to purchase 925,000 shares of Avery common stock in return for the issuance of 250,000 shares of common stock of the Company's post distribution.

   Also, as part of the compensation agreement with the new chief executive officer of Primal, Primal agreed to issue approximately 400,000 shares of the Company after the distribution. Such actual share amounts will be determined at the date of distribution. The cash contribution, the option cancellation and share issuance transactions have been reflected in the Primal pro forma balance sheet of September 30, 2000 as an equity adjustment.

   Also, as a result of the distribution agreement, the unvested options to purchase Avery common stock held by Company employees became 50% vested. Such employees subsequently exercised 284,210 options with the remaining balance of options canceled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

 Delaware General Corporation Law

   Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(c) of the DGCL provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such
expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

 Certificate of Incorporation

   Our Certificate of Incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves (i) a breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) liability for unlawful dividend payments or stock purchases or redemptions or (iv) for a transaction from which the director derived an improper personal benefit. The Amended Certificate of Incorporation provides that we will indemnify all persons whom we may indemnify to the fullest extent permitted by the DGCL.

 Amended and Restated Bylaws

   Our Amended and Restated Bylaws provide that each person who at any time is or was one of our directors, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was one of our directors, or is or was serving at our request as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by us, against costs, charges, expenses (including without limitation, court costs and attorneys' fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion do not determine that such person did not act in good faith or in a manner he reasonably believed to be in or not opposed to the our interests of Primal, and in the case of a criminal Proceeding, such person had reasonable cause to believe his conduct was unlawful. The Amended and Restated Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefits.

 Indemnification Agreements

   We intend to enter into Indemnification Agreements pursuant to which we will indemnify certain of our directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements will also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.

 Insurance

   We intend to obtain a directors' and officers' liability insurance policy to insure our directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of Primal, including liabilities arising under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Commission registration fee.

   SEC registration fee............................................ $    830.46
   Blue Sky fees and expenses......................................   20,000.00
   Accounting fees and expenses....................................   30,000.00
   Printing and engraving expenses.................................   30,000.00
   Legal fees and expenses.........................................   75,000.00
   Registrar and transfer agent's fees.............................    3,000.00
   Miscellaneous fees and expenses.................................    5,000.00
                                                                    -----------
     Total......................................................... $163,830.46

Item 27. Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   2.1   Primal Solutions, Inc. Preliminary Distribution Agreement (the
         "Distribution Agreement"),
         dated July 31, 2000, by and among Avery Communications, Inc., a
         Delaware corporation, Primal Solutions, Inc., a Delaware corporation,
         John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun
         Anand, Murari Cholappadi, Sanjay Gupta, Thurston Group, Inc., a
         Delaware corporation, Patrick J. Haynes, III and Scot M. McCormick
         (filed as Exhibit 2.1 to Avery's Form 8-K dated August 31, 2000 (the
         "Primal Form 8-K") and incorporated by reference herein)

   2.2 Form of Non-Recourse Promissory Note, which is attached as Exhibit 5-A to the Distribution Agreement (filed as Exhibit 2.2 to the Primal Form
         8-K and incorporated by reference herein)

   2.3 Form of Pledge Agreement, which is attached as Exhibit 5-B to the Distribution Agreement (filed as Exhibit 2.3 to the Primal Form 8-K and incorporated by reference herein)

   2.4   Form of Irrevocable Proxy for Thurston Group, Inc., Patrick J. Haynes
         III and their affiliates relating to the common stock of Primal, which is attached as Exhibit 9-A to the Distribution Agreement (filed as Exhibit 2.4 to the Primal Form 8-K and incorporated by reference herein)

   2.5 Form of Irrevocable Proxy for the Old Primal Stockholders relating to the common stock of Avery, which is attached as Exhibit 9-B to the Distribution Agreement (filed as Exhibit 2.5 to the Primal Form 8-K and incorporated by reference herein)

   2.6   Indemnification Agreement, dated July 31, 2000, by and between Avery
         Communications, Inc., a Delaware corporation, John Faltys, Joseph R.
         Simrell, and David Haynes (filed as Exhibit 2.6 to the Primal Form 8-K and incorporated by reference herein)

   3.1*  Amended and Restated Certificate of Incorporation

   3.2   Amended and Restated Bylaws

   4.1*  Amended and Restated Certificate of Incorporation (filed as Exhibit
         3.1 hereto and incorporated by reference herein)

   4.2 Amended and Restated Bylaws (filed as Exhibit 3.2 hereto and incorporated by reference herein)

   5.1*  Opinion of Winstead Sechrest & Minick P.C.

  10.1 Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications Financial Services
         Corporation, Primal Systems Inc., Mark J. Nielsen, John Faltys, Joseph
         R. Simrell and David Haynes (the "Primal Merger Agreement") (filed as
         Exhibit 2.5 to Avery's Registration Statement on Form SB-2
         (Registration No. 333-65133) and incorporated by reference herein)

  10.2*  Form of Director and Officer Indemnification Agreement

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  10.3   Employment Agreement for William Salway

  10.4   Employment Agreement for John Faltys

  10.5   Employment Agreement for Joseph R. Simrell

  10.6   Employment Agreement for David Haynes

  10.7   Form of Master Software License Agreement

  21.1   Subsidiaries of Registrant

  23.1*  Consent of Deloitte & Touche LLP

  23.2 Consent of Winstead Sechrest & Minick P.C. (filed as Exhibit 5.1 hereto and incorporated by reference herein)

  24.1   Power of Attorney (included on the signature page of this Registration
         Statement as originally filed)

  27.1   Financial Data Schedule for Fiscal Year Ended December 31, 1999

  27.2   Financial Data Schedule for Nine Months Ended September 30, 2000

  99.1   SE Biz Val, LLC Executive Summary Appraisal of Primal Solutions, Inc.

--------

* Filed with Amendment No. 3 to this Registration Statement. Unless otherwise stated, all other Exhibits have been previously filed.

Item 28. Undertakings

 Commission Policy on Indemnification

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Primal pursuant to the foregoing provisions, or otherwise, Primal has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Primal will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on February 8, 2001.

                                          PRIMAL SOLUTIONS, INC.

                                                  /s/ Joseph R. Simrell
                                          By: _________________________________
                                                    Joseph R. Simrell

   Each person whose signature appears below constitutes and appoints William Salway, John Faltys and Joseph R. Simrell and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ William Salway*             Chief Executive Officer,    February 8, 2001
______________________________________  President, Chief
            William Salway              Operating Officer, and
                                        Director (Principal
                                        Executive Officer)

         /s/ John Faltys*              Chief Technology Officer,   February 8, 2001
______________________________________  Executive Vice President,
             John Faltys                Chairman of the Board of
                                        Directors and Director

      /s/ Joseph R. Simrell            Chief Financial Officer,    February 8, 2001
______________________________________  Vice President of Finance
          Joseph R. Simrell             and Administration, and
                                        Secretary (Principal
                                        Financial and Accounting
                                        Officer

        /s/ David Haynes*              Vice President of           February 8, 2001
______________________________________  Marketing and Director
             David Haynes

      /s/ J. Alan Lindauer*            Director                    February 8, 2001
______________________________________
           J. Alan Lindauer

        /s/ Norman Phipps*             Director                    February 8, 2001
______________________________________
            Norman Phipps

 *By:   /s/ Joseph R. Simrell                                      February 8, 2001
______________________________________
          Joseph R. Simrell
           Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   2.1   Primal Solutions, Inc. Preliminary Distribution Agreement (the
         "Distribution Agreement"), dated July 31, 2000, by and among Avery
         Communications, Inc., a Delaware corporation, Primal Solutions, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, David Haynes,
         Mark J. Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta, Thurston
         Group, Inc., a Delaware corporation, Patrick J. Haynes, III and Scot
         M. McCormick (filed as Exhibit 2.1 to Avery's Form 8-K dated August
         31, 2000 (the "Primal Form 8-K") and incorporated by reference herein)

   2.2 Form of Non-Recourse Promissory Note, which is attached as Exhibit 5-A to the Distribution Agreement (filed as Exhibit 2.2 to the Primal Form
         8-K and incorporated by reference herein)

   2.3 Form of Pledge Agreement, which is attached as Exhibit 5-B to the Distribution Agreement (filed as Exhibit 2.3 to the Primal Form 8-K and incorporated by reference herein)

   2.4   Form of Irrevocable Proxy for Thurston Group, Inc., Patrick J. Haynes
         III and their affiliates relating to the common stock of Primal, which is attached as Exhibit 9-A to the Distribution Agreement (filed as Exhibit 2.4 to the Primal Form 8-K and incorporated by reference herein)

   2.5 Form of Irrevocable Proxy for the Old Primal Stockholders relating to the common stock of Avery, which is attached as Exhibit 9-B to the Distribution Agreement (filed as Exhibit 2.5 to the Primal Form 8-K and incorporated by reference herein)

   2.6   Indemnification Agreement, dated July 31, 2000, by and between Avery
         Communications, Inc., a Delaware corporation, John Faltys, Joseph R.
         Simrell, and David Haynes (filed as Exhibit 2.6 to the Primal Form 8-K and incorporated by reference herein)

   3.1*  Amended and Restated Certificate of Incorporation

   3.2   Amended and Restated Bylaws

   4.1   Amended and Restated Certificate of Incorporation (filed as Exhibit
         3.1 hereto and incorporated by reference herein)

   4.2 Amended and Restated Bylaws (filed as Exhibit 3.2 hereto and incorporated by reference herein)

   5.1*  Opinion of Winstead Sechrest & Minick P.C.

  10.1 Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications Financial Services
         Corporation, Primal Systems Inc., Mark J. Nielsen, John Faltys, Joseph
         R. Simrell and David Haynes (the "Primal Merger Agreement") (filed as
         Exhibit 2.5 to Avery's Registration Statement on Form SB-2
         (Registration No. 333-65133) and incorporated by reference herein)

  10.2*  Form of Director and Officer Indemnification Agreement

  10.3   Employment Agreement for William Salway

  10.4   Employment Agreement for John Faltys

  10.5   Employment Agreement for Joseph R. Simrell

  10.6   Employment Agreement for David Haynes

  10.7   Form of Master Software License Agreement

  21.1   Subsidiaries of Registrant

  23.1*  Consent of Deloitte & Touche LLP

  23.2 Consent of Winstead Sechrest & Minick P.C. (filed as Exhibit 5.1 hereto and incorporated by reference herein)

  24.1   Power of Attorney (included on signature page of this Registration
         Statement as originally filed)

  27.1   Financial Data Schedule for Fiscal Year Ended December 31, 1999

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
  27.2   Financial Data Schedule for Nine Months Ended September 30, 2000

  99.1   SE Biz Val, LLC Executive Summary Appraisal of Primal Solutions, Inc.

--------

* Filed with Amendment No. 3 to this Registration Statement. Unless otherwise stated, all other Exhibits have been previously filed.